    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2001.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 AMDOCS LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      ISLAND OF GUERNSEY                     7371                       NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                      SUITE 5, TOWER HILL HOUSE LE BORDAGE
          ST. PETER PORT, ISLAND OF GUERNSEY, GY1 3QT CHANNEL ISLANDS
                               011-44-1481-728444
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  AMDOCS, INC.
          1390 TIMBERLAKE MANOR PARKWAY, CHESTERFIELD, MISSOURI 63017
                    ATTENTION: THOMAS G. O'BRIEN, TREASURER
                                 (314) 212-8328
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                             ROBERT A. SCHWED, ESQ.
                             MERRILL A. ULMER, ESQ.
                  REBOUL, MACMURRAY, HEWITT, MAYNARD & KRISTOL
                              45 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10111
                                 (212) 841-5700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X] ________

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ________

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM   PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE    AGGREGATE PRICE   AGGREGATE OFFERING       AMOUNT OF
          TO BE REGISTERED               REGISTERED       PER UNIT(1)          PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
 2% Convertible Notes due June 1,       $500,000,000          100%           $500,000,000           $125,000
 2008
 Ordinary Shares, L0.01 par value(2)  5,429,350 shares         --                      --                 --
-----------------------------------------------------------------------------------------------------------------

(1) Equals the aggregate principal of the notes being registered.

(2) Represents the number of ordinary shares issuable upon conversion of the notes at a conversion price of $92.09 per share. No additional consideration will be received for the ordinary shares, and therefore no registration fee is required for these shares pursuant to Rule 457(i).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Subject To Completion, dated August 15, 2001

PROSPECTUS

                                 AMDOCS LIMITED

                                  $500,000,000
                     2% CONVERTIBLE NOTES DUE JUNE 1, 2008
                                      AND
                       5,429,350 ORDINARY SHARES ISSUABLE
                          UPON CONVERSION OF THE NOTES
                            ------------------------

     The selling holders listed under the caption "Selling Holders" beginning on page 50 may offer and resell for each of their own accounts up to an aggregate of $500,000,000 2% Convertible Notes due June 1, 2008 and the 5,429,350 ordinary shares issuable upon conversion of the notes. In May 2001, we issued and sold these notes to the initial purchaser in private offering. For a more detailed description of the plan of distribution, see "Plan of Distribution," beginning on page 55.

     The notes are senior unsecured obligations of Amdocs Limited, an Island of Guernsey corporation. Holders of the notes may convert the notes into our ordinary shares at any time before their maturity or their prior redemption or repurchase by Amdocs. The notes will mature on June 1, 2008. The conversion rate is 10.8587 ordinary shares per each $1,000 principal amount of the notes, subject to adjustment in some circumstances. This is equivalent to a conversion price of approximately $92.09 per share.

     We will pay interest on the notes on June 1 and December 1 of each year. The first interest payment will be made on December 1, 2001. On or after June 1, 2006, we have the option to redeem all or a portion of the notes that have not been previously converted at a redemption price of 100% of principal amount plus accrued interest to, but excluding, the redemption date. On June 1, 2004 and June 1, 2006, you have the option to require us to repurchase any notes held by you at a price equal to 100% of the principal amount of the notes plus accrued interest to, but excluding, the date of repurchase. You also have the option, subject to certain conditions, to require us to repurchase any notes held by you in the event of a "change in control" at a price equal to 100% of the principal amount of the notes plus accrued interest to, but excluding, the date of repurchase. Upon the exercise by you of either of the repurchase rights, we may choose to pay the repurchase price in our ordinary shares.

     Our ordinary shares are listed on the New York Stock Exchange under the symbol "DOX". The last reported sale price of the ordinary shares on the New York Stock Exchange on August 14, 2001 was $41.55 per share.

     We have not applied for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the NASDAQ Stock Market.

     The notes and the ordinary shares issuable upon conversion of the notes may be offered for sale from time to time by the selling holders in brokerage transactions at prevailing market prices, in transactions at negotiated prices or otherwise. No representation is made that any ordinary shares will or will not be offered for sale. We will not receive any proceeds from the sale by the selling holders of the notes or ordinary shares issuable upon conversion of the notes. We will pay all costs, expenses and fees in connection with the registration of the notes and the ordinary shares, except that all selling commissions and fees and other expenses incurred by the selling holders will be borne by such holders.

     The selling holders and the brokers who sell our ordinary shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling holders or such brokers on the sale of any shares of ordinary shares may constitute underwriting commissions.

     SEE "RISK FACTORS" ON PAGE 8 TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF THE NOTES.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                      PROSPECTUS DATED AUGUST      , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Documents Incorporated by Reference.........................    2
Forward-Looking Statements..................................    2
Summary.....................................................    4
Risk Factors................................................    8
Ratio of Earnings to Fixed Charges..........................   17
Offer Statistics and Timetable..............................   17
Use of Proceeds.............................................   18
The Offer and Listing.......................................   18
Capitalization..............................................   20
Unaudited Proforma Condensed Combined Statements of
  Operations................................................   21
Description of the Notes....................................   25
Description of Share Capital................................   40
Comparison of United States and Guernsey Corporate Law......   42
Taxation of the Company.....................................   43
Certain U.S. Federal Income Tax Considerations..............   46
Certain Guernsey Tax Considerations.........................   49
Selling Holders.............................................   50
Plan of Distribution........................................   55
Legal Matters...............................................   56
Experts.....................................................   56
Available Information.......................................   56
Enforceability of Civil Liabilities.........................   56

                      DOCUMENTS INCORPORATED BY REFERENCE

     We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission, referred to herein as the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until the selling holders have sold all of the notes and the ordinary shares issuable upon conversion of the notes to which this prospectus relates or the offering is otherwise terminated:

     - Our annual report on Form 20-F/A for the year ended September 30, 2000, filed on April 3, 2001;

     - Our quarterly reports on Form 6-K for the quarterly periods ended December 31, 2000, March 31, 2001 and June 30, 2001 filed on February 1, 2001, May 10, 2001 and August 9, 2001, respectively;

     - Our reports of foreign private issuer on Form 6-K filed on May 24, 2001 and May 31, 2001; and

     - The description of our ordinary shares contained in our Registration Statement on Form 8-A filed on June 17, 1998 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report updating this description.

     - Our reports of foreign private issuer on Form 6-K filed on December 13, 1999, April 11, 2000 (as amended by Form 6-K/A filed on June 8, 2000) and December 29, 2000.

     The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in (1) this prospectus or
(2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

     You may request a copy of any or all of the documents referred to above other than exhibits to such documents that are not specifically incorporated by reference therein. Written or telephone requests should be directed to Thomas O'Brien, Secretary and Treasurer, Amdocs, Inc., 1390 Timberlake Manor Parkway, Chesterfield, Missouri 63017, telephone (314) 212-8328. Copies of such documents may also be obtained from various alternative sources -- see "Available Information".

                           FORWARD-LOOKING STATEMENTS

     In addition to historical information, this prospectus contains and incorporates by reference statements relating to our future business and/or results, including, without limitation, the statements under the captions "Summary" and "Risk Factors" contained in this prospectus and the statements under the captions, "Operating and Financial Review and Prospects" and "Information on the Company" incorporated by reference from our annual report on Form 20-F/A for the year ended September 30, 2000. These statements include certain projections and business trends which are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like "may", "will", "could", "should", "project", "believe", "anticipate", "expect", "plan", "estimate", "forecast", "potential", "intend", "continue" and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results may differ materially from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under "Risk Factors" and those detailed from time to time in our filings with the SEC. These forward-looking statements are made only as of the date of this prospectus. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     In making an investment decision, you must rely on your own examination of Amdocs Limited and the terms of this offering, including the merits and risks involved. These notes and the ordinary shares issuable upon conversion of the notes have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense. The notes and ordinary shares issuable upon conversion of the notes may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws. You should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time.

                                    SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the notes and ordinary shares issuable upon conversion of the notes being sold by the selling holders, including "Risk Factors" and our consolidated financial statements and related notes, incorporated by reference into this prospectus.

     In this document, references to "Amdocs", "we", "our", "us" and the "Company" refer to Amdocs Limited and its consolidated subsidiaries and their respective predecessors. References to "dollars" or $ are to United States dollars. Unless otherwise stated, all references in this prospectus to ordinary shares are to both voting and nonvoting ordinary shares, all references to percentage ownership of our ordinary shares assume the exchange of all outstanding exchangeable shares for our ordinary shares and all references to ordinary voting and nonvoting share ownership, as expressed in percentages, are as of June 30, 2001.

     We are a leading provider of software products and services to major communications companies in North America, Europe and the rest of the world.

     Our Business Support Systems, or BSS, consist of software products designed to support the business operations of communications companies. Our BSS products and related services are designed to manage and improve key aspects of the business operations of communications companies, such as customer care, order management, call rating, invoice calculation and preparation, bill formatting, collections, fraud management and directory publishing services. We tailor our BSS products to address the unique needs of each communications provider.

     We provide primarily Customer Care and Billing, CRM or Customer Relationship Management, and Order Management Systems, or collectively, CC&B Systems, for communications service providers. Our systems support a wide range of communications services including wireline, wireless, broadband, electronic and mobile commerce and Internet Protocol, or IP, services. We also support companies that offer multiple service packages, commonly referred to as convergent services. In addition, we provide a full range of Directory Sales and Publishing Systems, or Directory Systems, to publishers of both traditional printed yellow page and white page directories and electronic Internet directories. Due to the complexity of BSS projects and the expertise required for system support, we also provide extensive customization, implementation, system integration, ongoing support, system enhancement, maintenance and outsourcing services.

     Since the inception of our business in 1982, we have concentrated on providing software products and services to major communications companies. By focusing on this market, we believe that we have been able to develop the innovative products and the industry expertise, project management skills and technological competencies required for the advanced, large-scale, specifications-intensive system projects typical of leading communications providers. Our customer base includes major North American and foreign communications companies, including major wireline companies (such as Verizon, BellSouth, SBC, Bell Canada, Tele Danmark and Deutsche Telekom), wireless companies (such as Sprint PCS, Nextel, Cingular and Vodafone Group) and Internet companies (such as BT Global Mobile Portal, SBC Internet Services, E-Plus Online and Freeserve).

STRATEGY

     Our goal is to provide advanced information technology software products and related customer service and support to the world's leading communications companies. We seek to accomplish our goal by pursuing the strategies described below.

     - Continued Focus on the Communications Industry. We intend to continue to concentrate our resources and efforts on providing strategic information systems to communications companies. This strategy has enabled us to develop the specialized industry know-how and capability necessary to deliver the technologically advanced, large-scale, specifications-intensive information sys-tems solutions required by the leading communications companies in the wireless, wireline, IP and convergent service sectors.

     - Target Industry Leaders and Promising New Entrants. We intend to continue to direct our marketing efforts principally towards the major communications companies and new entrants that are believed to have the potential to be market leaders. Our customer base includes major communications companies in North America (including SBC, Verizon, Bellsouth, Sprint PCS, Bell Canada and Nextel), major foreign network operators and service providers (including Deutsche Telekom (Germany), Telstra (Australia), BT (UK) and Vodafone Group (UK)) and emerging market leaders. We believe that the development of this premier customer base has helped position us as a market leader, while contributing to the stability of our business. By targeting industry leaders and promising new entrants that require the most sophisticated information systems solutions, we believe that we are best able to ensure that we remain at the forefront of developments in the industry.

     - Deliver and Support Total Solutions. Our strategy is to use our BSS products as the basis for providing customers with total systems solutions. Using this product-driven solutions strategy, we strive to tailor our core software modules to the specific, individualized requirements of our customers. Working directly with the customer, our development personnel prepare the detailed functional specifications of the system required by the customer. In accordance with such specifications, system modules are then adapted or customized to meet the customer's specific business requirements. We believe that this approach minimizes risks and increases efficiencies by drawing on field-proven BSS products and techniques, and also helps to create significant time-to-market and other competitive advantages for our customers. By leveraging our specialized product knowledge, we believe that we can provide more effective system integration and implementation support services to our customers.

     - Maintain and Develop Long-Term Customer Relationships. We seek to maintain and develop long-term, mutually beneficial relationships with our customers. These relationships generally involve additional product sales, as well as ongoing support, system enhancement and maintenance services. As such, these long-term customer relationships enhance the predictability and visibility of our revenue flows. We believe that such relationships are facilitated in many cases by the mission-critical strategic nature of the systems provided by us and by the customer's reliance on our specialized skills and knowledge. In addition, our strategy is to solidify our existing customer relationships by means of long-term support and maintenance contracts.

EMPLOYEES

     As of June 30, 2001, we employed on a full-time basis approximately 8,450 software and information technology specialists, engaged in research, development, maintenance and support activities and approximately 1,100 administrative personnel. We employ approximately 4,200 and 2,700 software and information technology specialists in Israel and North America, respectively, with the remaining principally located in Europe and the Asia-Pacific region. We often maintain teams of employees at a customer's premises to work on specific projects. In the United States, our main development center is located in St. Louis, Missouri. The executive offices of our principal subsidiary in the United States are located at 1390 Timberlake Manor Parkway, Chesterfield, Missouri 63017, and the telephone number at that location is (314) 212-8328.

                                  THE OFFERING

Securities Offered............   $500,000,000 aggregate principal amount of 2%
                                 Convertible Notes due June 1, 2008 and
                                 5,429,350 ordinary shares issuable upon
                                 conversion of the notes to be sold by the selling holders listed under the caption
                                 "Selling Holders" beginning on page 50.

Maturity......................   June 1, 2008.

Ranking.......................   The notes will be senior unsecured obligations
                                 of Amdocs and will rank equal in right of payment with all existing and future senior unsecured indebtedness of Amdocs.

Interest......................   We will pay interest on the notes semi-annually
                                 on June 1 and December 1 of each year,
                                 commencing December 1, 2001.

Conversion rights.............   You may convert your notes into our ordinary
                                 shares at a conversion rate of 10.8587 shares per $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $92.09 per share. The conversion rate is subject to adjustment in certain events. The notes will be convertible at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes. You may convert your notes called for redemption or submitted for repurchase up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be.

Redemption of the notes at our
  option......................   On or after June 1, 2006, we may redeem for
                                 cash all or part of the notes at any time, at a redemption price of 100% of the principal amount plus accrued and unpaid interest.

Purchase of notes at your
option........................   You have the right to require us to repurchase
                                 the notes on June 1, 2004 and June 1, 2006, each a repurchase date. In each case, the repurchase price payable will be equal to 100% of the principal amount plus accrued and unpaid cash interest, if any, on such repurchase date.
                                 We may choose to pay the repurchase price in cash or in ordinary shares or a combination of cash and ordinary shares. If we elect to pay the repurchase price in ordinary shares or a combination of cash and ordinary shares, we must notify holders not less than 20 days prior to the repurchase date. The ordinary shares will be valued at 100% of the average closing sales price for five trading days ending on the third day prior to the repurchase date.

Change in control.............   If we undergo a change in control, you will
                                 have the option to require us to repurchase all of your notes not previously called for redemption or any portion thereof for cash or, at our option, ordinary shares (which will be valued at 95% of the average closing sales prices of our ordinary shares for the five trading days immediately preceding and including the third trading day prior to the repurchase date). We will pay a repurchase price equal to the 100% of the principal amount plus accrued and unpaid cash interest, if any, on the repurchase date.

Events of default.............   The following will be events of default under
                                 the indenture for the notes:

                                 - we fail to pay principal of, or any premium on, any note when due;

                                 - we fail to pay any interest on any note when due and that default continues for 30 days;

                                 - we fail to provide the notice that we are required to give in the event of a change in control;

                                 - we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in the aggregate principal amount of outstanding notes;

                                 - we or any of our significant subsidiaries fail to pay when due at final maturity thereof, either at its maturity or upon acceleration, any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, in excess of $50 million if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

                                 - events of bankruptcy, insolvency or
                                 reorganization with respect to us or any of our significant subsidiaries specified in the indenture.

Registration rights...........   Pursuant to a registration rights agreement, we
                                 agreed to register the resale of the notes and the sale of the ordinary shares issuable upon conversion of the notes. If we fail to comply with certain of our obligations under the registration rights agreement, liquidated damages will be payable on the notes and the ordinary shares issued upon conversion of the notes.

Use of proceeds...............   We will not receive any proceeds from the sale
                                 by the selling holders of the notes or the ordinary shares issuable upon conversion of the notes.

Book-entry form...............   The notes have been issued in book-entry form
                                 and are represented by permanent global
                                 certificates deposited with a custodian for and registered in the name of a nominee of The
                                 Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated notes, except in limited circumstances.

Trading.......................   The notes will not be listed on any securities
                                 exchange or included in any automated quotation system. Our ordinary shares are traded on the New York Stock Exchange under the symbol "DOX".

                                  RISK FACTORS

     Before you invest in our notes or the ordinary shares issuable upon conversion of the notes, you should carefully consider and evaluate all of the information contained in this prospectus and the information incorporated by reference into this prospectus, including the risks described below. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could materially and adversely affect the price of the notes and the ordinary shares issuable upon conversion of the notes.

RISKS RELATED TO OUR BUSINESS

    WE ARE EXPOSED TO GENERAL GLOBAL ECONOMIC AND MARKET CONDITIONS, PARTICULARLY THOSE IMPACTING THE COMMUNICATIONS INDUSTRY

     Developments in the communications industry, such as the impact of general global economic conditions, continued industry consolidation, the formation of alliances among network operators and service providers, and changes in the regulatory environment could materially affect our existing or potential customers. These conditions have reduced the high growth that the communications industry had experienced over the past several years, and have caused the market value, financial results and prospects, and capital spending levels of many communications companies to decline. The impact of these conditions on the communications industry could reduce the demand for our products and services, and the growth rates that we have achieved in recent years. As a result, we may be unable to effectively market and sell our information systems to potential customers in the communications industry.

     A portion of our revenue is derived from products and services provided to directory publishers. We believe that the demand for those products and services will be reduced as a result of the increased competition between directory publishers and other media channels. Our new products for these markets may not be successful and we believe our current levels of revenue from the sales of products and services to directory publishers are not likely to grow significantly.

    IF WE CANNOT COMPETE SUCCESSFULLY WITH EXISTING OR NEW COMPETITORS OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED

     We may be unable to compete successfully with existing or new competitors and our failure to adapt to changing market conditions and to compete successfully with established or new competitors could have a material adverse effect on our results of operations and financial condition.

     The market for communications information systems is highly competitive and fragmented, and we expect competition to increase. We compete with independent providers of information systems and services and with in-house software departments of communications companies. Our competitors include firms that provide comprehensive information systems, software vendors that sell products for particular aspects of a total information system, software vendors that specialize in systems for particular communications services such as Internet and wireless services, systems integrators, service bureaus and companies that offer software systems in combination with the sale of network equipment. We anticipate continued growth and competition in the communications industry and, consequently, the emergence of new software providers in the industry that will compete with us.

     We also believe that our ability to compete depends in part on a number of factors, including:

     - the development by others of software that is competitive with our products and services,

     - the price at which others offer competitive software and services,

     - the responsiveness of our competitors to customer needs, and

     - the ability of our competitors to hire, retain and motivate key personnel.

     We compete with a number of companies that have long operating histories, large customer bases, substantial financial, technical, sales, marketing and other resources, and strong name recognition. Current and potential competitors have established, and may establish in the future, cooperative relationships among themselves or with third parties to increase their ability to address the needs of our prospective customers. In addition, our competitors have acquired, and may continue to acquire in the future, companies that may enhance their market offerings. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. As a result, our competitors may be able to adapt more quickly than us to new or emerging technologies and changes in customer requirements, and may be able to devote greater resources to the promotion and sale of their products. We cannot assure you that we will be able to compete successfully with existing or new competitors. Failure by us to adapt to changing market conditions and to compete successfully with established or new competitors may have a material adverse effect on our results of operations and financial condition.

     WE MUST CONTINUALLY ENHANCE OUR PRODUCTS TO REMAIN COMPETITIVE

     We believe that our future success will depend, to a significant extent, upon our ability to enhance our existing products and to introduce new products and features to meet the requirements of our customers in a rapidly developing and evolving market. We are currently devoting significant resources to refining and expanding our base software modules and to developing Business Support Systems, or BSS, products that operate in state-of-the-art computing environments. Our present or future products may not satisfy the evolving needs of the communications market. If we are unable to anticipate or respond adequately to such demands, due to resource, technological or other constraints, our business and results of operations could be materially adversely affected.

     On November 30, 1999, in a stock-for-stock transaction, we completed our acquisition of International Telecommunication Data Systems, Inc., or ITDS, a leading provider of billing and customer care service bureau solutions to wireless communications service providers (we have since renamed ITDS, Amdocs Stamford, Inc.). On April 5, 2000, in a stock-for-stock transaction, we completed our acquisition of Solect Technology Group Inc., or Solect, a leading provider of billing and customer care software to Internet Protocol, or IP, service providers (we have since renamed Solect, Amdocs Canada, Inc.). We also may acquire other companies where we believe we can acquire new products or services or otherwise enhance our market position or strategic strengths. We cannot assure you that suitable acquisition candidates can be found, that acquisitions can be consummated on favorable terms, that the ITDS or Solect acquisitions will continue to enhance our products or strengthen our competitive position or that we will be able to successfully and efficiently integrate these businesses into our own.

     OUR BUSINESS IS HIGHLY DEPENDENT ON A LIMITED NUMBER OF SIGNIFICANT
CUSTOMERS

     Our business is highly dependent on a limited number of significant customers. The loss of any significant customer or a significant decrease in business from any of those customers could have a material adverse effect on our results of operations and financial condition. Aggregate revenue derived from the multiple business arrangements we have with each of our five largest customer groups and their affiliates, excluding SBC and its operating subsidiaries (see below), accounted for approximately 41.1% of revenue in the nine months ended June 30, 2001 and 39.7%, 33.4% and 39.0% of revenue in fiscal 2000, 1999 and 1998, respectively. After giving effect to the acquisition of Mannesmann Mobilfunk by Vodafone Group in 2000, the combined company would have been one of our largest customers and would have accounted for more than 10% of our revenue in each of fiscal 2000 and 1999.

     Although we have received a substantial portion of our revenue from repeat business with established customers, most of our major customers do not have any obligation to purchase additional products or services and generally have already acquired fully paid licenses to their installed systems. Therefore, our customers may not continue to purchase new systems, system enhancements and services in amounts similar to previous years.

     WE DEPEND ON SBC COMMUNICATIONS INC. FOR A SIGNIFICANT PORTION OF OUR
REVENUE

     One of our largest groups of customers is SBC Communications Inc., or SBC, and its operating subsidiaries. SBC International Inc., or SBCI, a wholly-owned subsidiary of SBC, is also one of our largest shareholders. As of June 30, 2001, it held approximately 14.1% of our outstanding voting ordinary shares and all of our outstanding non-voting ordinary shares. A significant decrease in the sale of products and services to SBC or its subsidiaries may materially adversely affect our results of operations and financial condition.

     Substantially all of our work for SBC is conducted directly with SBC's operating subsidiaries, such as Cingular Wireless, Southwestern Bell Yellow Pages, Southwestern Bell Communications Services (SBC's long distance provider) and Southwestern Bell Telephone Company. These SBC relationships accounted for in the aggregate 12.6%, 15.9% and 20.8% of our total revenue in fiscal 2000, 1999 and 1998, respectively. The revenue attributable to SBC and such subsidiaries amounted to $149.2 million, or 13.3% of our total revenue, in the nine months ended June 30, 2001 and $141.0 million, $99.5 million and $84.4 million in fiscal 2000, 1999 and 1998, respectively.

    OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP LONG-TERM RELATIONSHIPS WITH OUR CUSTOMERS

     We believe that our future success depends to a significant extent on our ability to develop long-term relationships with successful network operators and service providers with the financial and other resources required to invest in significant ongoing BSS products. We may be unable to develop new customer relationships and our new customers may be unsuccessful. Our failure to maintain customer relationships or the failure of new customers to be successful could have a material adverse effect on our business, results of operations and financial condition.

     THE SKILLED EMPLOYEES THAT WE NEED MAY BE DIFFICULT TO HIRE AND RETAIN

     Our success depends in large part on our ability to attract, train, motivate and retain highly skilled information technology professionals, software programmers and communications engineers. These types of qualified personnel are in great demand and are likely to remain a limited resource for the foreseeable future. As of June 30, 2001, we employed on a full time basis approximately 8,450 software and information technology specialists, of which over 4,200 are located in Israel and 2,700 are located in North America. We intensively recruit technical personnel for our principal development centers in Israel, the United States, Cyprus, Ireland and Canada. Our ability to expand our business is highly dependent upon our success in recruiting such personnel and our ability to manage and coordinate our worldwide development efforts. We may be unable to continue to attract and retain the skilled employees we require and any inability to do so could adversely impact our ability to manage and complete our existing projects and to compete for new customer contracts. In addition, the resources required to attract and retain such personnel may adversely affect our operating margins. The failure to attract and retain qualified personnel may have a material adverse effect on our business, results of operations and financial condition. Our success also depends, to a certain extent, upon the continued active participation of a relatively small group of senior management personnel who have been with us for many years. The loss of the services of all or some of these employees could have a material adverse effect on our business.

     OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE

     We have experienced fluctuations in our quarterly operating results and anticipate that such fluctuations may continue and could intensify. Our quarterly operating results may fluctuate as a result of many factors, including:

     - the size and timing of significant customer projects and license fees,

     - increased competition,

     - cancellations of significant projects by customers,

     - changes in operating expenses,

     - changes in our strategy,

     - personnel changes,

     - foreign currency exchange rates, and

     - general economic and political factors.

     Generally, our license fee revenue and our service fee revenue relating to customization and implementation are recognized as work is performed, using percentage of completion accounting. Given our reliance on a limited number of significant customers, our quarterly results may be significantly affected by the size and timing of customer projects and our progress in completing such projects.

     We believe that the placement of customer orders may be concentrated in specific quarterly periods due to the time requirements and budgetary constraints of our customers. Although we recognize revenue as projects progress, progress may vary significantly from project to project, and we believe that variations in quarterly revenue are sometimes attributable to the timing of initial order placements. Due to the relatively fixed nature of certain of our costs, a decline of revenue in any quarter would result in lower profitability for that quarter.

     OUR BUSINESS IS IMPACTED BY LENGTHENING SALES CYCLES

     As a result of the current slowdown in the growth of the global communications market, the sales cycle associated with the purchase of our information systems has recently lengthened, with the time between our initial contact with a prospective customer and the signing of a sales contract now typically being between six and twelve months. We believe that such lengthening of our sales cycle timing could reduce growth in our revenue. Moreover, information systems for communications companies are relatively complex and their purchase generally involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. The purchase of such products typically also requires coordination and agreement across a potential customer's entire organization. Delays associated with such timing factors may reduce our revenue in a particular period without a corresponding reduction in our costs, which could have a material adverse effect on our results of operations and financial condition.

     OUR INTERNATIONAL PRESENCE CREATES SPECIAL RISKS

     We are subject to certain risks inherent in doing business in international markets, including:

     - lack of acceptance of non-localized products,

     - legal and cultural differences in the conduct of business,

     - difficulties in staffing and managing foreign operations,

     - longer payment cycles,

     - difficulties in collecting accounts receivable and withholding taxes that limit the repatriation of earnings,

     - trade barriers,

     - immigration regulations that limit our ability to deploy our employees,

     - political instability, and

     - variations in effective income tax rates among countries where we conduct business.

     One or more of these factors could have a material adverse effect on our international operations.

     We maintain development facilities in Israel, the United States, Cyprus, Ireland and Canada, operate a support center in Brazil and have operations in North America, Europe, Latin America and the Asia-Pacific region. Although a majority of our revenue is derived from customers in North America and Europe, we obtain significant revenue from customers in the Asia-Pacific region and Latin America. Our strategy is to continue to broaden our European and North American customer base and to expand into new international markets.

     FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES COULD ADVERSELY AFFECT OUR BUSINESS

     A significant portion of our operating costs are incurred outside the United States, and therefore fluctuations in exchange rates between the currencies in which such costs are incurred and the dollar may have a material adverse effect on our results of operations and financial condition. The cost of our operations in Israel, as expressed in dollars, could be adversely affected by the extent to which any increase in the rate of inflation in Israel is not offset (or is offset with a time delay) by a devaluation of the Israeli currency in relation to the dollar. As a result of this differential, from time to time we experience increases in the costs of our operations in Israel, as expressed in dollars, which could in the future have a material adverse effect on our results of operations and financial condition.

     Generally, the effects of fluctuations in foreign currency exchange rates are mitigated by the fact that a significant portion of our revenue is in dollars and we generally hedge our currency exposure on both a short-term and long-term basis with respect to the balance of our revenue.

     The imposition of exchange or price controls or other restrictions on the conversion of foreign currencies could also have a material adverse effect on our business, results of operations and financial condition.

     WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

     Any misappropriation of our technology or the development of competitive technology could seriously harm our business. We regard a substantial portion of our software products and systems as proprietary and rely on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third party non-disclosure agreements and other methods to protect our proprietary rights. We do not include in our software any mechanisms to prevent or inhibit unauthorized use, but we generally enter into confidentiality agreements with our employees, consultants, customers and potential customers and limit access to and distribution of proprietary information.

     The steps we have taken to protect our proprietary rights may be inadequate. If so, we might not be able to prevent others from using what we regard as our technology to compete with us. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States. Other companies could independently develop similar or superior technology without violating our proprietary rights.

     If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

     CLAIMS BY OTHERS THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD HARM OUR BUSINESS

     Although we have not received any notices from third parties alleging infringement claims, third parties could claim that our current or future products or technology infringe their proprietary rights. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors providing software and services to the communications industry increase and overlaps occur. Any claim of infringement by a third party could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could seriously harm our business.

     If anyone asserts a claim against us relating to proprietary technology or information, we might seek to license their intellectual property or to develop non-infringing technology. We might not be able to obtain a license on commercially reasonable terms or on any terms. Alternatively, our efforts to develop non-infringing technology could be unsuccessful. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling our products and could therefore seriously harm our business.

    THE TERMINATION OR REDUCTION OF CERTAIN GOVERNMENT PROGRAMS AND TAX BENEFITS COULD ADVERSELY AFFECT OUR OVERALL EFFECTIVE TAX RATE

     We benefit from certain government programs and tax benefits, including programs and benefits in Israel, Cyprus and Ireland. To be eligible for these programs and tax benefits, we must meet certain conditions. If we fail to meet these conditions we could be required to refund tax benefits already received. Additionally, some of these programs and the related tax benefits are available to us for a limited number of years, and these benefits expire from time to time.

     Any of the following could have a material effect on our overall effective tax rate:

     - some programs may be discontinued,

     - we may be unable to meet the requirements for continuing to qualify for some programs,

     - these programs and tax benefits may be unavailable at their current levels, or

     - upon expiration of a particular benefit, we may not be eligible to participate in a new program or qualify for a new tax benefit that would offset the loss of the expiring tax benefit or we may be required to refund previously accredited tax benefits if we are found to be in violation of the stipulated conditions.

     PRODUCT DEFECTS OR SOFTWARE ERRORS COULD ADVERSELY AFFECT OUR BUSINESS

     Design defects or software errors may cause delays in product introductions or damage customer satisfaction and may have a material adverse effect on our business, results of operations and financial condition. Our software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct.

     Since our products are generally used by our customers to perform critical business functions, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or out of our control may arise from the use of our products, and may result in financial or other damages to our customers. Completion of the development and implementation phases of a project generally requires between six and twelve months of work. During this period, a customer's budgeting constraints and internal reviews, over which we have little or no control, can impact operating results. Our failure or inability to meet a customer's expectations in providing products or performing services may result in the termination of our relationship with that customer or could give rise to claims against us. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against such claims in all cases. Claims and liabilities arising from customer problems could damage our reputation, adversely affecting our business, results of operations and financial condition.

    OUR DEVELOPMENT FACILITIES IN ISRAEL AND CYPRUS MAY BE ADVERSELY AFFECTED BY POLITICAL AND ECONOMIC CONDITIONS IN THOSE COUNTRIES

     Out of the five development centers we maintain worldwide, our largest development center is located in Israel, which is also where we employ approximately half of our employees. As a result, we are directly influenced by the political, economic and military conditions affecting Israel and any major hostilities involving Israel could have a material adverse effect on our business. We have developed contingency plans to move some development operations within Israel to various sites both within and outside of Israel in the event political or military conditions disrupt our normal operations.

     While Israel has entered into peace agreements with both Egypt and Jordan, Israel has not entered into any peace arrangement with Syria or Lebanon. Moreover, while Israel has conducted peace negotiations with the Palestinian community, recently there has been a significant deterioration in Israel's relationship with the Palestinian community. Efforts to resolve the problem have failed to result in an agreeable solution. Continued hostilities between the Palestinian community and Israel and any failure to settle the conflict may have a material adverse effect on us and our business. Further deterioration of hostilities into a full scale conflict might require more widespread military reserve service by some of our employees which may have a material adverse effect on our business.

     Our development facility in Cyprus may be adversely affected by political conditions in that country. As a result of intercommunal strife between the Greek and Turkish communities, Turkish troops invaded Cyprus in 1974 and continue to occupy approximately 40% of the island. Efforts to finally resolve the problem have not yet resulted in an agreeable solution, although the parties did recently agree to enter into negotiations to be facilitated by the United Nations and the United States. Any major hostilities between Cyprus and Turkey or any failure of the parties to reach a peaceful resolution may have a material adverse effect on our development facility in Cyprus.

RISKS APPLICABLE TO OUR CAPITAL STRUCTURE

     THE MARKET PRICE OF OUR ORDINARY SHARES HAS AND MAY CONTINUE TO FLUCTUATE WIDELY

     The market price of our ordinary shares has fluctuated widely and may continue to do so. For example, since our initial public offering in June 1998 through August 14, 2001, the closing price of our ordinary shares ranged from a low of $8.38 per share to a high of $89.75 per share. Many factors could cause the market price of our ordinary shares to rise and fall. Some of these factors are:

     - variations in our quarterly operating results;

     - announcements of technological innovations by us or our competitors;

     - introduction of new products or new pricing policies by us or our competitors;

     - trends in the communications industry;

     - acquisitions or strategic alliances by us or others in our industry;

     - changes in estimates of our performance or recommendations by financial analysts; and

     - market conditions in the industry and the economy as a whole.

     In addition, the stock market often experiences significant price and volume fluctuations. These fluctuations particularly affect the market prices of the securities of many high technology companies. These broad market fluctuations could adversely affect the market price of our ordinary shares. When the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a securities class action lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management. Any of these events could seriously harm our business.

     FUTURE SALES BY EXISTING SHAREHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR ORDINARY SHARES

     Sales of substantial amounts of ordinary shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the ordinary shares. As of June 30, 2001, we had 222,485,576 ordinary shares issued and outstanding, a substantial portion of which are either freely tradeable on the New York Stock Exchange or currently eligible for sale pursuant to Rule 144, under the Securities Act of 1933 (subject to compliance with the volume and manner of sale limitation of Rule 144), or pursuant to another exemption from the registration requirements of the Securities Act.

     Our principal shareholders have the right, in certain circumstances, to require us to register their shares under the Securities Act for resale to the public. In addition, we have registered under the Securities Act a total of 35,062,121 ordinary shares, reserved for issuance upon the exercise of options that have been or may be granted under our stock option plans and stock option plans assumed by us in connection with our acquisition of ITDS and Solect. The right to exercise options outstanding under these plans is subject to certain vesting requirements.

     WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR ORDINARY SHARES IN THE FORESEEABLE FUTURE

     We do not anticipate paying dividends on our ordinary shares in the foreseeable future.

    THE RIGHTS OF SHAREHOLDERS OF GUERNSEY CORPORATIONS DIFFER IN SOME RESPECTS FROM THOSE OF SHAREHOLDERS OF UNITED STATES CORPORATIONS

     We are incorporated under the laws of Guernsey. The rights of holders of ordinary shares are governed by Guernsey law, including the Companies Act of Guernsey, and by our Articles of Association. These rights differ in some respects from the rights of shareholders in corporations incorporated in the United States.

RISKS RELATED TO THIS OFFERING

     THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE DEBT AND OTHER LIABILITIES OF OUR SUBSIDIARIES

     The notes will be unsecured and effectively subordinated to the liabilities, including trade payables, of our subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture, including senior indebtedness. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of June 30, 2001, our subsidiaries had liabilities of approximately $505.7 million. We may from time to time incur additional debt. Our subsidiaries may also from time to time incur other additional debt and liabilities. The notes will also be effectively subordinated to all secured obligations to the extent of the value of the assets securing such obligations. See "Description of the Notes".

     A PUBLIC MARKET MAY NOT DEVELOP FOR THE NOTES

     In May 2001, we issued the notes to the initial purchaser in a private placement. The notes are eligible to trade on the PORTAL market. However, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. As a result, there may be a limited market for the notes. We do not intend to list the notes on any national securities exchange.

     A public market may not develop for the notes. The initial purchaser has advised us that it currently intends to make a market in the notes. However, the initial purchaser is not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market making activity by the initial purchaser will be subject to the limits imposed by the federal securities laws. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially and adversely affected.

     WE MAY NOT BE ABLE TO REFINANCE THE NOTES IF REQUIRED OR IF WE SO DESIRE

     We may need or desire to refinance all or a portion of our indebtedness on or before maturity. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

    WE ARE DEPENDENT UPON OUR SUBSIDIARIES TO SERVICE OUR DEBT AND OBTAIN FUNDS FOR DIVIDEND PAYMENTS

     Our assets consist primarily of the capital stock or other equity interests of our operating subsidiaries. Consequently, our cash flow and ability to pay dividends and service debt obligations, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by the subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their indebtedness. The instruments governing some of the indebtedness of our subsidiaries currently contain restrictions on their ability to make payments to us. We cannot be certain that payments from our subsidiaries will be adequate to pay dividends or service our debt obligations, including the notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges is as follows:

                                                                NINE MONTHS
                                                                   ENDED                   YEAR ENDED
                                                                 JUNE 30,                 SEPTEMBER 30,
                                                               -------------   -----------------------------------
                                                               2001    2000    2000    1999    1998   1997   1996
                                                               -----   -----   -----   -----   ----   ----   -----
                                                                (UNAUDITED)
Ratio of earnings to fixed charges(1).......................   11.69   10.01   10.10   15.29   3.26   9.52   12.97
Pro forma, as adjusted ratio of earnings to fixed
  charges(2)................................................    6.52            4.04

---------------

(1) The ratio of earnings to fixed charges is calculated as (i) the sum of earnings before taxes from continuing operations plus fixed charges and amortization of capitalized interest less interest capitalized, divided by
    (ii) fixed charges, which include amortization of expenses related to indebtedness, interest within rental expense and interest expensed and capitalized.

(2) The pro forma, as adjusted ratio of earnings to fixed charges is calculated for the year ended September 30, 2000 and the nine months ended June 30, 2001 as (i) the sum of earnings before taxes from continuing operations plus fixed charges and amortization of capitalized interest less interest capitalized, divided by (ii) fixed charges, which include amortization of expenses related to indebtedness, interest within rental expense and interest expensed and capitalized, as if the convertible notes had been issued on October 1, 1999.

                         OFFER STATISTICS AND TIMETABLE

     The $500,000,000 of our convertibles notes and 5,429,350 ordinary shares issuable upon conversion of the notes are being sold by the selling holders listed under the caption "Selling Holders" beginning on page 50. The offer will be open until the earlier of (1) the date on which all of the notes and ordinary shares being offered have been sold, and (2) the date on which all of the notes and ordinary shares issuable upon conversion of the notes no longer qualify as "restricted securities" under our registration rights agreement.

                                USE OF PROCEEDS

     The selling holders will receive all of the proceeds from the sale under this prospectus of the notes and the ordinary shares issuable upon conversion of the notes. We will not receive any proceeds from these sales.

                             THE OFFER AND LISTING

MARKET INFORMATION

     Our ordinary shares have been listed on the New York Stock Exchange since June 19, 1998, under the symbol "DOX". The annual high and low reported sale prices for the ordinary shares were $96.00 and $19.81, respectively, for fiscal 2000 and were $30.25 and $8.75, respectively, for fiscal 1999. Through August 14, 2001, the high and low reported sale prices for the ordinary shares were as follows:

                                                               LOW       HIGH
                                                               ---       ----
FISCAL YEAR ENDING SEPTEMBER 30, 1999:
First Quarter 1999..........................................  $ 8.75    $17.50
Second Quarter 1999.........................................   13.50     26.38
Third Quarter 1999..........................................   18.38     29.69
Fourth Quarter 1999.........................................   20.00     30.25

                                                               LOW       HIGH
                                                               ---       ----
FISCAL YEAR ENDING SEPTEMBER 30, 2000:
First Quarter 2000..........................................  $19.81    $37.94
Second Quarter 2000.........................................   32.44     96.00
Third Quarter 2000..........................................   49.00     88.75
Fourth Quarter 2000.........................................   59.38     88.75

                                                               LOW       HIGH
                                                               ---       ----
FISCAL YEAR ENDING SEPTEMBER 30, 2001:
First Quarter 2001..........................................  $51.63    $73.50
Second Quarter 2001.........................................   43.50     80.50
Third Quarter 2001..........................................   40.60     66.50

                                                               LOW       HIGH
                                                               ---       ----
MOST RECENT SIX MONTHS:
February, 2001..............................................  $61.38    $79.32
March, 2001.................................................   43.50     69.35
April, 2001.................................................   40.60     60.35
May, 2001...................................................   58.50     66.15
June, 2001..................................................   52.80     66.50
July, 2001..................................................   37.00     55.75

     As of August 10, 2001 there were 221 holders of record of our ordinary shares. The last reported sale price of our ordinary shares on August 14, 2001 was $41.55 per share.

     You are advised to obtain a current market quotation for our ordinary shares.

EXPENSES OF THE ISSUE

     We will pay all costs and expenses incurred by us in connection with the registration of the sale of the notes and the ordinary shares pursuant to this prospectus. We will not be responsible for any commissions, underwriting discounts or similar charges on sales of the ordinary shares or notes.

Securities and Exchange Commission registration fee.........  $125,000
Legal fees and expenses.....................................    25,000
Registrar and Transfer Agent fees and expenses..............     5,000
Accounting fees and expenses................................     5,000
Printing, EDGAR formatting and mailing expenses.............    25,000
Miscellaneous...............................................    10,000
                                                              --------
  Total.....................................................  $195,000
                                                              ========

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2001:

                                                                  AS OF
                                                              JUNE 30, 2001
                                                              --------------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
                                                                  ACTUAL
                                                                  ------
Current portion of capital lease obligations................    $    9,522
Capital lease obligations, less current portion.............        23,183
                                                                ----------
          Total capital lease obligations...................        32,705
2% Convertible Notes due June 1, 2008.......................       500,000
Shareholders' equity:
  Preferred Shares, par value L0.01 per share; 25,000 shares
     authorized;............................................            --
  Ordinary Shares, par value L0.01 per share; 550,000 shares authorized; 222,486 shares issued and outstanding on an
     actual basis(1)(2).....................................         3,558
  Additional paid-in capital................................     1,803,597
  Accumulated other comprehensive loss......................        (2,535)
  Unearned compensation.....................................          (370)
  Accumulated deficit.......................................      (311,097)
                                                                ----------
          Total shareholders' equity........................     1,493,153
                                                                ----------
          Total capitalization..............................    $2,025,858
                                                                ==========

---------------
(1) Does not include 12,857,655 ordinary shares reserved for issuance upon the exercise of stock options that have been granted to employees.

(2) Non-voting ordinary shares comprise 50,000,000 of the authorized ordinary shares and 10,781,798 of the issued and outstanding ordinary shares.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

     The unaudited pro forma condensed combined statements of operations of Amdocs, ITDS and Solect presented below are derived from the historical consolidated financial statements of each of Amdocs, ITDS and Solect. On November 30, 1999 Amdocs acquired ITDS and on April 5, 2000 Amdocs acquired Solect. The unaudited pro forma condensed combined statements of operations were prepared using the purchase method of accounting, as if the transactions had been completed as of October 1, 1999.

     The unaudited pro forma condensed combined statements of operations are based upon the historical financial statements of Amdocs, ITDS and Solect adjusted to give effect to the business combination. The pro forma assumptions and adjustments for each transaction are described in the accompanying notes presented on the following pages. The assumptions and related pro forma adjustments have been developed from:

     - the audited consolidated financial statements of Amdocs as of and for the fiscal year ended September 30, 2000;

     - the unaudited financial statements of ITDS as of and for the two month period ended November 30, 1999; and

     - the unaudited financial statements of Solect as of and for the six month period ended January 31, 2000.

     In connection with the acquisition of ITDS, we converted approximately 17.3 million common shares of ITDS and approximately 3.0 million options to purchase common shares of ITDS into the right to receive approximately 6.5 million ordinary shares and approximately 1.1 million options to purchase ordinary shares of Amdocs. The estimated total purchase price for ITDS, based on an Amdocs share price of $28.25, including estimated transaction costs, equals approximately $189.0 million. We accounted for the acquisition of ITDS under the purchase method of accounting. The estimated total purchase price was allocated to ITDS' tangible assets and liabilities based on their respective estimated fair values on the date the transaction was consummated, November 30, 1999. We allocated the excess of the purchase price over the fair value of the net tangible assets acquired to identifiable intangible assets, including core technology, workforce-in-place, customer base, and in process research and development costs, and the remainder to goodwill. In addition, deferred taxes were recognized for the differences between the book and tax basis of certain intangible assets.

     In connection with the acquisition of Solect, we converted approximately
24.2 million common shares of Solect and approximately 2.9 million options to purchase common shares of Solect into the right to receive approximately 13.8 million ordinary shares and approximately 1.7 million options to purchase ordinary shares of Amdocs. The estimated total purchase price for Solect, based on an Amdocs share price of $69.875, including estimated transaction costs, equals approximately $1.1 billion. We accounted for the acquisition under the purchase method of accounting. The estimated total purchase price was allocated to Solect's tangible assets and liabilities based on their respective estimated fair values on the date the transaction was consummated, April 5, 2000. We allocated the excess of the purchase price over the fair value of the net tangible assets acquired to identifiable intangible assets, including core technology, workforce-in-place, customer base, and in process research and development costs, and the remainder to goodwill. In addition, deferred taxes were recognized for the differences between the book and tax basis of certain intangible assets.

     The unaudited pro forma condensed combined statements of operations are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position Amdocs would have been had the acquisitions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

     The unaudited pro forma condensed combined statements of operations do not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the acquisitions.

     The following unaudited pro forma condensed combined statements of operations and notes thereto contain forward-looking statements that involve risks and uncertainties.

     The pro forma statement of operations has not been adjusted to give effect to the issue of the notes.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2000

                                                                 ITDS                           SOLECT
                                    AMDOCS        ITDS        PRO FORMA           SOLECT       PRO FORMA        PRO FORMA
                                  HISTORICAL   HISTORICAL    ADJUSTMENTS        HISTORICAL    ADJUSTMENTS        COMBINED
                                  ----------   ----------    -----------        ----------    -----------       ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                (IN U.S. DOLLARS, UNLESS OTHERWISE STATED)
Revenue.........................  $1,118,320     $23,289       $     --           $11,174      $     --         $1,152,783
Cost of revenue.................     645,524      11,841         (1,120)(A2)        6,607            --            662,852
Research and development........      74,852       5,384             --             3,416            --             83,652
Selling, general and
  administrative................     137,004      11,311           (575)(A1)        6,308
                                                                 (5,825)(A5)                         --            148,223
Amortization of goodwill and
  purchased intangible assets...     111,199          --            787(A1)            --         4,565(B2)
                                                                    411(A2)                         543(B3)
                                                                    180(A3)                      98,631(B1)
                                                                     22(A3)                         202(B3)        216,540
In process research and
  development and other indirect
  acquisition related costs.....      75,617          --        (19,876)(A6)           --       (55,741)(B5)            --
                                  ----------     -------       --------           -------      --------         ----------
                                   1,044,196      28,536        (25,996)           16,331        48,200          1,111,267
                                  ----------     -------       --------           -------      --------         ----------
Operating income (loss).........      74,124      (5,247)        25,996            (5,157)      (48,200)            41,516
Other income (expenses), net....      10,734         386             --              (797)          704(B6)         11,027
                                  ----------     -------       --------           -------      --------         ----------
Income (loss) before income
  taxes.........................      84,858      (4,861)        25,996            (5,954)      (47,496)            52,543
Income taxes....................      78,880       1,156            110(A4)            37        (2,124)(B4)        78,059
                                  ----------     -------       --------           -------      --------         ----------
Net income (loss)...............  $    5,978     $(6,017)      $ 25,886           $(5,991)     $(45,372)        $  (25,516)
                                  ==========     =======       ========           =======      ========         ==========
Basic earnings (loss) per
  share.........................  $     0.03                                                                    $    (0.12)
                                  ==========                                                                    ==========
Diluted earnings (loss) per
  share.........................  $     0.03                                                                    $    (0.12)
                                  ==========                                                                    ==========
Basic weighted average number of
  shares outstanding............     212,005                                                                       220,003
                                  ==========                                                                    ==========
Diluted weighted average number
  of shares outstanding.........     216,935                                                                       220,003(C)
                                  ==========                                                                    ==========

  See notes to Unaudited Pro Forma Condensed Combined Statements of Operations
                         for discussion of adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (IN THOUSANDS)
(IN U.S. DOLLARS, UNLESS OTHERWISE STATED)

(A) ITDS TRANSACTION:

     Amdocs acquired ITDS on November 30, 1999. Accordingly, the operations of ITDS are included in the historical results of Amdocs from that date. The amounts presented under the column headed ITDS Historical represent the historical results of ITDS for the two months ended November 30, 1999.

     (1) Reflects the elimination of ITDS historical goodwill amortization and the amortization of goodwill resulting from the acquisition of ITDS for the two months ended November 30, 1999:

Amortization expense relating to goodwill of $70,797 over 15 years.....................................................  $ 787
Less historical amortization expense........................   (575)
                                                              -----
Additional goodwill amortization, net.......................  $ 212
                                                              =====

     (2) Reflects the elimination of ITDS historical amortization of intellectual property and core technology and the amortization of the core technology resulting from the valuation at the time of the acquisition for the two months ended November 30, 1999:

Amortization expense relating to core technology of
  $12,342 over 5 years....................................  $   411
Less historical amortization expense......................   (1,120)
                                                            -------
Reduction of amortization expense related to core
  technology, net.........................................  $  (709)
                                                            =======

     (3) Reflects the amortization of the workforce-in-place and customer list for the two months ended November 30, 1999, as follows:

Amortization expense relating to workforce-in-place of
  $5,407 over 5 years.......................................  $180
Amortization expense relating to customer base of $647 over
  5 years...................................................    22

     (4) Tax effect resulting from the differences between the values assigned to core technology, workforce-in-place and customer list and the respective tax basis of such assets.

     (5) Reflects elimination of ITDS transaction costs.

     (6) Reflects elimination of in process research and development expenses included in Amdocs' historical financial statements as a result of the ITDS acquisition.

(B) SOLECT TRANSACTION:

     Amdocs acquired Solect on April 5, 2000. Accordingly, Solect's operations are included in the historical results of Amdocs from that date. The amounts presented under the column headed Solect Historical represent the historical results of Solect for the six months ended January 31, 2000. There were no substantial changes in Solect's financial position or results of operations during the two month period ended March 31, 2000.

     (1) Reflects the amortization of goodwill resulting from the acquisition for the six months ended January 31, 2000:

Amortization expense relating to goodwill of $986,312 over
  5 years.................................................  $98,631

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (CONTINUED)
(IN THOUSANDS)
(IN U.S. DOLLARS, UNLESS OTHERWISE STATED)

     (2) Reflects amortization of the core technology resulting from the valuation at the time of the acquisition for the six months ended January 31, 2000:

Amortization expense relating to core technology of $18,259
  over 2 years..............................................  $4,565

     (3) Reflects the amortization of the workforce-in-place and customers base for the six months ended January 31, 2000, as follows:

Amortization expense relating to workforce-in-place of
  $3,259 over 3 years.......................................  $543
Amortization expense relating to customer base of $1,211
  over 3 years..............................................   202

     (4) Tax effect resulting from the differences between the values assigned to core technology, workforce-in-place and customer base and their respective tax basis.

     (5) Reflects elimination of in process research and development and other indirect acquisition related costs included in the historical financial statements of Amdocs as a result of the Solect acquisition.

     (6) Reflects decrease in interest expenses related to Solect's debentures that converted to common stock prior to the closing.

(C) DILUTED LOSS PER SHARE

     The amount of shares used in the diluted loss per share calculation does not include any stock options due to their anti-dilutive effect.

                            DESCRIPTION OF THE NOTES

     We issued the notes under an indenture between us and United States Trust Company of New York, as trustee. The indenture and the notes are governed by New York law. As this section is a summary, it does not describe every aspect of the notes and the indenture. The following summaries of provisions of the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the notes and the indenture, including the definitions of terms. You may request copies of these documents by contacting us in writing.

     In this section, references to "Amdocs", "we", "our", "us" or the "Company" refer solely to Amdocs Limited and not its subsidiaries.

GENERAL

     The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

     The notes are senior, unsecured general obligations of Amdocs. The notes are limited to $500 million aggregate principal amount or $600 million if the underwriters exercise in full their right to purchase additional notes to cover over-allotments. We are required to repay the principal amount of the notes in full on June 1, 2008, unless they are redeemed or repurchased on an earlier date. The notes rank equally with our other senior unsecured obligations.

     The notes bear interest at the rate per annum shown on the front cover of this prospectus from May 30, 2001. We will pay interest on the notes on June 1 and December 1 of each year, commencing on December 1, 2001. Interest payable per $1,000 principal amount of notes for the period from May 30, 2001 to December 1, 2001 will be approximately $10.

     You may convert the notes into our ordinary shares initially at the conversion rate stated on the front cover of this prospectus at any time before the close of business on June 1, 2008, unless the notes have been previously redeemed or repurchased. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

     We may redeem the notes at our option at any time on or after June 1, 2006, in whole or in part, at a redemption price of 100% of principal amount plus accrued and unpaid interest to the redemption date. On June 1, 2004 and June 1, 2006, you will have the right to require us to repurchase any notes held by you as described below under "-- Repurchase Rights". In addition, if we undergo a change in control, you will have the right to require us to repurchase your notes as described below under "-- Repurchase at Option of Holders Upon a Change In Control".

CONVERSION RIGHTS

     You have the option to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into our ordinary shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The conversion rate will be equal to 10.8587 shares per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $92.09 per share. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

     You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full ordinary shares issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate or certificates will then be sent by the trustee to the conversion agent for delivery to the holder of the note being converted. Our ordinary shares issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with our other ordinary shares.

     If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the immediately preceding interest payment date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date, except notes, or portions thereof, called for redemption on a redemption date or to be repurchased on a repurchase date for which the right to convert would terminate during such period, must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note that has been converted after any regular record date but before the next succeeding interest payment date, interest payable on such interest payment date shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such regular record date.

     No other payment or adjustment for interest, or for any dividends in respect of our ordinary shares, will be made upon conversion. Holders of our ordinary shares issued upon conversion will not be entitled to receive any dividends payable to holders of our ordinary shares as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our ordinary shares at the close of business on the conversion date.

     You will not be required to pay any taxes or duties relating to the issue or delivery of our ordinary shares on conversion, but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our ordinary shares in a name other than yours. Certificates representing ordinary shares will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

     The conversion rate will be subject to adjustment for, among other things:

     - dividends and other distributions payable in our ordinary shares on shares of our capital stock;

     - the issuance to all holders of our ordinary shares of rights, options or warrants entitling them to subscribe for or purchase our ordinary shares at less than the then current market price of such ordinary shares as of the record date for shareholders entitled to receive such rights, options or warrants;

     - subdivisions, combinations and reclassifications of our ordinary shares;

     - distributions to all holders of our ordinary shares of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

      (1) those dividends, rights, options, warrants and distributions referred to above;

      (2) dividends and distributions paid exclusively in cash; and

      (3) distributions upon mergers or consolidations discussed below;

     - distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in the bullet point immediately above, or cash distributed upon a merger or consolidation to which the next succeeding bullet point applies, to all holders of our ordinary shares in an aggregate amount that, combined together with:

      (1) other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made; and

      (2) any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our ordinary shares concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per ordinary share on the record date for such distribution and the number of ordinary shares then outstanding; and

     - the successful completion of a tender offer made by us or any of our subsidiaries for our ordinary shares which involves an aggregate consideration that, together with:

      (1) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our ordinary shares expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustment has been made; and

      (2) the aggregate amount of all cash distributions referred to in the immediately preceding bullet point above to all holders of our ordinary shares within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

     We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable so that any event treated for U.S. federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

     If we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of ordinary shares into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger that does not result in any reclassification, conversion, exchange or cancellation of our ordinary shares.

     We may increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. No such increase, however, will be taken into account for purposes of determining whether the closing price of our ordinary shares exceeds the conversion price by 105% in connection with an event that otherwise would be a change in control as defined below.

     If at any time we make a distribution of property to our shareholders that would be taxable to such shareholders as a dividend for U.S. federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not share dividends of ordinary shares on our ordinary shares or rights to subscribe for ordinary shares, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain U.S. Federal Income Tax Considerations -- U.S. Holders".

REPURCHASE RIGHTS

     You have the right to require us to repurchase the notes on June 1, 2004 and June 1, 2006. We will be required to repurchase any outstanding notes for which you deliver a valid written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last day prior to the repurchase date. Under the terms of the indenture, we will have the right to pay the repurchase price of the notes at any time during the five business days following the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation is subject to some additional conditions.

     The repurchase price payable will be equal to 100% of the principal amount plus accrued and unpaid cash interest, if any, on such repurchase date.

     We may choose to pay the repurchase price in cash or in our ordinary shares or a combination of cash and ordinary shares. For a discussion of the tax treatment of a holder receiving cash, ordinary shares or any combination thereof, see "Certain U.S. Federal Income Tax Considerations".

     If we choose to pay the repurchase price in whole or in part in ordinary shares or a combination of cash and ordinary shares, we will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (i.e. if no notice is given, we will pay the repurchase price with cash), stating, among other things:

     - whether we will pay the repurchase price of the notes in cash, in our ordinary shares, or any combination thereof, specifying the percentages of each;

     - if we elect to pay with our ordinary shares, the method of calculating the price of our ordinary shares; and

     - the procedures that holders must follow to require us to repurchase their notes.

     If we pay with ordinary shares, they will be valued at 100% of the average closing sales price for the five trading days ending on the third day prior to repurchase.

     Simultaneously with such notice of repurchase, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our website or through such other public medium as we may use at that time.

     A holder's notice electing to require us to repurchase our notes must state:

     - if certificated notes have been issued, the notes certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

     - the portion of the principal amount of notes to be repurchased, in multiples of $1,000;

     - that the notes are to be repurchased by us pursuant to the applicable provisions of the notes; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in our ordinary shares, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in our ordinary shares is not satisfied prior to the close of business on the last day prior to the repurchase date, as described below, whether the holder elects:

      - to withdraw the repurchase notice as to some or all of the notes to which it relates, or

      - to receive cash in respect of the entire repurchase price for all notes or portions of notes subject to the repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all notes subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of our ordinary shares, see "Certain U.S. Federal Income Tax Considerations".

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last day prior to the repurchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn notes;

     - if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

     - the principal amount, if any, which remains subject to the repurchase notice.

     If we elect to pay the repurchase price, in whole or in part, in our ordinary shares, the number of shares to be delivered by us will be equal to the portion of the repurchase price to be paid in our ordinary shares divided by the market price of one ordinary share as determined by us in our repurchase notice. We will pay cash based on the market price for all fractional shares.

     The "market price" means the average of the sale price of our ordinary shares for the five trading day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five trading day period and ending on the repurchase date, of some events that would result in an adjustment of the conversion rate with respect to our ordinary shares.

     The "sale price" of our ordinary shares on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices, or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our ordinary shares are traded or, if our ordinary shares are not listed on a U.S. national or regional securities exchange, as reported by the NASDAQ system.

     As the market price of our ordinary shares is determined prior to the applicable repurchase date, holders of notes bear the market risk with respect to the value of our ordinary shares to be received from the date the market price is determined to the repurchase date. We may pay the repurchase price or any portion of the repurchase price in ordinary shares only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of ordinary shares to be paid upon redemption of the notes, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our website or through such other public medium as we may use at that time.

     A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment on the repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities

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

sufficient to pay the repurchase price of the notes on the business day following the repurchase date, then:

     - the notes will cease to be outstanding;

     - interest, including any interest payable pursuant to an interest adjustment (including any cash interest) will cease to accrue; and

     - all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the note is made or whether or not the note is delivered to the paying agent.

     We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes at your option.

OPTIONAL REDEMPTION BY AMDOCS

     On or after June 1, 2006, we may redeem the notes in whole or in part, at our option, at a redemption price of 100% of principal amount plus accrued interest to, but excluding, the redemption date.

     No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be cancelled promptly.

PAYMENT AND CONVERSION

     We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in the city of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in the city of New York. Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on May 15 or November 15, whether or not a business day, immediately preceding the relevant interest payment date, a "regular record date". If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

     Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

     - any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note; or

     - any other matter relating to the actions and practices of DTC, or any of its participants or indirect participants.

     We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

     Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights".

     We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment, and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

     All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on, any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a "change in control" as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our ordinary shares valued at 95% of the average of the closing prices of our ordinary shares for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our ordinary shares if we satisfy conditions provided in the indenture.

     Within 30 days after the occurrence of a change in control, we are obligated to give to you notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which that right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

     A change in control will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

     - any person, as defined below, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

     - we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

      - that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock;

      - pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

      - which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding ordinary shares into solely ordinary shares or other common stock of the surviving entity.

     However, a change in control will not be deemed to have occurred if either:

     - the closing price per share of our ordinary shares for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

     - all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control under the first and second bullet points in the preceding paragraph above consists of ordinary shares or other common stock traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such ordinary shares or other common stock.

     For purposes of these provisions:

     - the conversion price is equal to $1,000 divided by the conversion rate;

     - whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

     - a "person" includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

     The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply if the repurchase option becomes available to you. We will comply with these rules to the extent they apply to us at that time.

     The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide you with the protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

     Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could result in an event of default under, or be prohibited or limited by, the terms of our then existing borrowing arrangements. Further, although we have the right to repurchase the notes with our ordinary shares, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur, whether or not such repurchase is permitted by the terms of our then existing borrowing arrangements. Any such default may, in turn, cause a default under our other debt.

MERGERS AND SALES OF ASSETS BY AMDOCS

     We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

     - the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and validly existing under either
       (1) the laws of Guernsey, the United States, any State within the United States or the District of Columbia or any other country (including its political subdivisions) which on the issue date is a member of the Organization for Economic Cooperation and Development or (2) any other country whose legal and jurisprudential system is principally based on, or substantially similar to, English common law so long as the location of that entity in such common law country would not adversely affect the rights of holders and, in each case, if we are not the surviving person, the surviving person files a supplement to the indenture and expressly assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture;

     - immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

     - other requirements as described in the indenture are met.

EVENTS OF DEFAULT

     The following will be events of default under the indenture:

     - we fail to pay principal of or premium, if any, on any note when due;

     - we fail to pay any interest on any note when due, which failure continues for 30 days;

     - we fail to provide notice of a change in control;

     - we fail to perform any other covenant in the indenture, which failure continues for 60 days after written notice as provided in the indenture;

     - any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries in an aggregate principal amount in excess of $50 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

     - certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have furnished reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see
"-- Meetings, Modification and Waiver" below.

     You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

     - you give the trustee written notice of a continuing event of default;

     - the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

     - the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

     - the trustee shall have failed to institute such proceeding within 60 days of the written request.

     However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

     We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

WITHHOLDING TAXES

     All amounts payable (whether in respect of principal, interest or otherwise) in respect of the notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Guernsey or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, levies, assessments or governmental charges is required by law. In that event, we will pay, or cause to be paid, such additional amounts as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts which would have been receivable by such holder in the absence of such withholding or deduction; except that no such additional amounts shall be payable in relation to any payment in respect of any of the notes:

     - to, or to a third party on behalf of, a person who is liable for such taxes, duties, levies, assessments or governmental charges in respect of such note by reason of his having some connection with (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business or other presence in) Guernsey other than (a) the mere holding of such note or (b) the receipt of principal, interest or other amount in respect of such note; or

     - presented for payment more than 30 days after the relevant date (as defined below), except to the extent that the relevant holder would have been entitled to such additional amounts on presenting the same for payment on or before the expiry of such period of 30 days; or

     - on account of any inheritance, gift, estate, personal property, sales, or transfer or similar taxes duties, levies, assessments or similar governmental charges; or

     - on account of any taxes, duties, levies, assessments or governmental charges that are payable otherwise than by withholding from payments in respect of such note.

     The "relevant date" means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Trustee on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the notes.

     If we become subject generally at any time to any taxing jurisdiction other than or in addition to Guernsey, references in this section to Guernsey shall be read and construed as references to such other jurisdiction(s) and/or to Guernsey.

     Notwithstanding the foregoing discussion concerning withholding taxes, in the event that any deduction or withholding on account of tax be required to be made, or be made, in connection with any European Union directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law, regardless of whether or not enacted by a member state of the European Union or otherwise, required by such directive implementing or complying with, or introduced in order to conform to, such directive, no additional amounts shall be payable or paid by us to any holder in respect of the notes. See "Certain Guernsey Tax Considerations -- Proposed European Union Tax Directive".

     Any reference in this section to "principal" and/or "interest" in respect of the notes shall be deemed also to refer to any additional amounts which may be payable under this section. Unless the context otherwise requires, any reference in this section to "principal" shall include any premium payable in respect of a note, any redemption amount and any other amounts in the nature of principal payable pursuant to this section and "interest" shall include all amounts payable pursuant to this section and any other amounts in the nature of interest payable pursuant to this section.

MEETINGS, MODIFICATION AND WAIVER

     The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

     Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, and certain past defaults by us may be waived, either:

     - with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

     - by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     - change the stated maturity of the principal or interest of a note;

     - reduce the principal amount of, or any premium or interest on, any note;

     - reduce the amount payable upon a redemption or mandatory repurchase;

     - modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

     - change the place or currency of payment on a note;

     - impair the right to institute suit for the enforcement of any payment on any note;

     - modify our obligation to maintain an office or agency in New York City;

     - adversely affect the right to convert the notes;

     - reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

     - reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

     - reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

     The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by us with certain restrictive provisions of the indenture by written consent. Holders of at least 66 2/3% in aggregate of the principal amount of notes represented at a meeting may also waive compliance by us with certain restrictive provisions of the indenture by the adoption of a resolution at the meeting if a quorum of holders are present and certain other conditions are met. The holders of a majority in aggregate principal amount of the outstanding notes also may waive by written consent any past default under the indenture, except a default in the payment of principal, premium, if any, or interest.

REGISTRATION RIGHTS

     We have entered into a registration rights agreement with the initial purchaser (the "registration rights agreement"). Pursuant to the registration rights agreement we have filed, for the benefit of the holders of the notes and our ordinary shares issuable upon conversion of the notes (together, the "registrable securities"), shelf registration statement, of which this prospectus forms a part, with the SEC covering the registrable securities, and we will use our reasonable efforts to keep the registration statement effective until expiration of the "effectiveness period", which occurs on the earliest of:

      - the sale of all registrable securities under the shelf registration statement;

      - the expiration of the Securities Act Rule 144(k) period with respect to all registrable securities held by non-affiliates of Amdocs; and

      - two years from the effective date of the shelf registration statement.

     We will provide to each holder of registrable securities copies of this prospectus, notify each holder that the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities. We may suspend the holder's use of the registration statement for a period not to exceed 30 days in any 90 day period, and not to exceed an aggregate of 90 days in any 360-day period, for reasons relating to the acquisition or divestiture of our assets, pending corporate developments and other events.

     Liquidated damages will accrue if:

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

     In either event, we will pay liquidated damages at a rate of 0.50% per annum from the 31st day of the 90-day period or the 91st day of the 12-month period. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the liquidated damages began to accrue. Liquidated damages for any day accrue either on the principal amount of the notes or based on the conversion price of ordinary shares issued upon conversion of the notes. The liquidated damages will continue to accrue until the earlier of the following:

     - the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

     - the date the effectiveness period expires.

     A holder who elects to sell any registrable securities pursuant to the shelf registration statement will be required to be named as a selling security holder in this prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

     We mailed the notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective (the "effective time").

     A holder of registrable securities was not entitled to be named as a selling security holder in the shelf registration statement of which this prospectus forms part as of the effective time, and a holder of registrable securities is not entitled to use this prospectus for offers and resales of registrable securities at any time, unless such holder returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire. Holders of registrable securities had, however, at least 20 business days from the date on which the notice and questionnaire was first mailed to them to return a completed and signed notice and questionnaire to us.

     Beneficial owners of registrable securities who did not return a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the registration rights agreement.

     The New York Stock Exchange, Inc. authorized the listing of the ordinary shares issuable upon conversion of the notes on May 29, 2001.

     This summary of certain provisions of the registration rights agreement may not contain all the information important to you. Holders may request from us a copy of the registration rights agreement by contacting us in writing.

NOTICES

     Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

     Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

REPLACEMENT OF NOTES

     We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of ordinary shares upon conversion of the notes.

GOVERNING LAW

     The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

BOOK-ENTRY SYSTEM

     The notes are represented by one or more global securities (each a "global security"). Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the notes will not be issued in definitive form.

     DTC has credited on its book-entry registration and transfer system the accounts of persons designated by the initial purchaser with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Principal and interest payments, if any, on the notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither us, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instruc-tions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participants.

     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global security and, in such event, will issue the notes in definitive form in exchange for the entire global security relating to the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the notes represented by the global security equal in principal amount to the beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

                          DESCRIPTION OF SHARE CAPITAL

     The following description summarizes the most important terms of our share capital. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Articles of Association.

     The share capital of the Company is L5,750,000 divided into (i) 25,000,000 preferred shares with a par value of L0.01 per share and (ii) 550,000,000 ordinary shares with a par value of L0.01 per share, consisting of 500,000,000 voting ordinary shares and 50,000,000 non-voting ordinary shares. The rights, preferences and restrictions attaching to each class of the shares are as follows:

PREFERRED SHARES

     - Issue -- the preferred shares may be issued from time to time in one or more series of any number of shares up to the amount authorized.

     - Directors Authorization to Issue Preferred Shares -- authority is vested in the directors from time to time to authorize the issue of one or more series of preferred shares and to provide for the designations, powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon.

     - Relative Rights -- all shares of any one series of preferred shares must be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends shall be cumulative.

     - Liquidation -- in the event of any liquidation, dissolution or winding-up of the Company, the holders of preferred shares are entitled to preference over classes of shares ranking junior to the preferred shares upon liquidation and to receive payment at the rate fixed in any resolution or resolutions adopted by the directors in such case plus an amount equal to all dividends accumulated to the date of final distribution to such holders. The holders of preferred shares are entitled to no further payment other than that stated above. If upon any liquidation the assets of the Company are insufficient to pay in full the amount stated above then such assets shall be distributed among the holders of preferred shares.

     - Voting Rights -- except as otherwise provided for by the directors upon the issue of any new series of preferred shares, the holders of shares of preferred shares have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of members.

ORDINARY SHARES AND NON-VOTING ORDINARY SHARES

     Except as otherwise provided by the Memorandum of Association and Articles of Association, the ordinary shares and non-voting ordinary shares are identical and entitle holders thereof to the same rights and privileges.

     - Dividends -- when and as dividends are declared on the shares of the Company the holders of voting ordinary shares and non-voting ordinary shares are entitled to share equally, share for share, in such dividends except that if dividends are declared which are payable in voting ordinary shares or non-voting ordinary shares, dividends must be declared which are payable at the same rate in both classes of shares.

     - Conversion of Non-Voting Ordinary Shares into Voting Ordinary
       Shares -- upon the transfer of non-voting ordinary shares from the original holder thereof to any third party not affiliated with such original holder, non-voting ordinary shares are redesignated in the books of the Company as voting ordinary shares and automatically convert into the same number of voting ordinary shares.

     - Liquidation -- upon any liquidation, dissolution or winding-up of the Company, the assets of the Company remaining after creditors and the holders of any preferred shares have been paid in full shall be distributed to the holders of voting ordinary shares and non-voting ordinary shares equally share for share.

     - Voting Rights -- the holders of voting ordinary shares are entitled to vote on all matters to be voted on by shareholders, and the holders of non-voting ordinary shares are not entitled to any voting rights.

     - Preferences -- the voting ordinary shares and non-voting ordinary shares are subject to all the powers, rights, privileges, preferences and priorities of the preferred shares as are set out in the Articles of Association.

             COMPARISON OF UNITED STATES AND GUERNSEY CORPORATE LAW

     The following discussion is a summary of the material differences between United States and Guernsey corporate law relevant to an investment in the notes and is based on the advice of Reboul, MacMurray, Hewitt, Maynard & Kristol, with respect to the corporate law of the United States, and Carey Langlois, with respect to the corporate law of Guernsey. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

     Under the laws of many jurisdictions in the United States, controlling shareholders generally have certain "fiduciary" responsibilities to minority shareholders. Shareholder action by controlling shareholders must be taken in good faith and actions by such shareholders that are obviously unreasonable may be declared null and void. Guernsey law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in United States jurisdictions.

     Under Guernsey law, an individual shareholder cannot, without the authority of the majority of the shareholders of the corporation, initiate litigation in the corporation's name, but an individual shareholder may seek to enforce the corporation's rights by suing in representative form on behalf of himself and all of the other shareholders of the corporation (except the wrongdoers where the complaint is against other shareholders) against the wrongdoers, who may include directors. In these circumstances, the corporation itself may be joined as a nominal defendant in order that it can be bound by the judgment and, if an action results in any property or damages recovered, such recovery goes not to the plaintiff, but to the corporation. Alternatively, Guernsey law makes specific provision to enable a shareholder to apply to the court for relief on the ground that the affairs of the corporation are being or have been conducted in a manner that is unfairly prejudicial to the interests of certain shareholders (including at least himself) or any actual or proposed act or omission of the corporation is or would be so prejudicial. In such circumstances, the court has wide discretion to make orders to regulate the conduct of the corporation's affairs in the future, to require the corporation to refrain from doing or continuing to do an act that the applicant has complained it has omitted to do, to authorize civil proceedings to be brought in the name and on behalf of the corporation and to provide for the purchase of shares of any shareholder of the corporation by other members or by the corporation itself.

     As in most United States jurisdictions, unless approved by a special resolution of our shareholders, our directors do not have the power to take certain actions, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital. Directors of a Guernsey corporation, without shareholder approval, in certain instances may, among other things, implement a reorganization and effect certain mergers or consolidations, certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the corporation; or any combination thereof, if they determine any such action is in the best interests of the corporation, its creditors or its shareholders.

     As in most United States jurisdictions, the board of directors of a Guernsey corporation is charged with the management of the affairs of the corporation. In most United States jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions that permit the monetary liability of directors to be eliminated or limited. Guernsey law protecting the interests of shareholders may not be as protective in all circumstances as the law protecting shareholders in United States jurisdictions. Under our Articles of Association, we are obligated to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or agent of Amdocs, provided that we have no obligation to indemnify any such persons for any claims they incur or sustain by or through their own willful act or default. See "Risk Factors -- The rights of shareholders of Guernsey corporations differ in some respects from those of shareholders of United States corporations".

                            TAXATION OF THE COMPANY

     The following is a summary of certain material tax considerations relating to us and our subsidiaries. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will be accepted by the tax authorities in question. The discussion is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

GENERAL

     Our overall effective tax rate has historically been approximately 30% due to the various corporate income tax rates in the countries in which we operate and the relative magnitude of our activities in those countries. Our consolidated effective tax rate (calculated based on the income taxes out of the income before income taxes, excluding nonrecurring charges for write-offs of purchased in-process research and development and other indirect acquisition-related costs) for the nine months ended June 30, 2001 and for fiscal 2000 was 63% and 49%, respectively. This higher effective tax rate was attributable to amortization of goodwill related to our acquisitions of ITDS and Solect, much of which is not tax deductible. Excluding the impact of the ITDS and Solect acquisition-related charges, the effective tax rate for the nine months ended June 30, 2001 and for fiscal 2000 was 30%. There can be no assurance that our effective tax rate will not change over time as a result of a change in corporate income tax rates or other changes in the tax laws of the various countries in which we operate. Moreover, our effective tax rate in future years may be adversely affected in the event that a tax authority challenges the manner in which items of income and expense are allocated among us and our subsidiaries. In addition, we and certain of our subsidiaries have been granted certain special tax benefits, discussed below, in Cyprus, Ireland and Israel. The loss of any such tax benefits could have an adverse effect on our effective tax rate.

CERTAIN GUERNSEY TAX CONSIDERATIONS

     We qualify as an exempt company (i.e. our shareholders are not Guernsey residents and we do not carry on business in Guernsey) so we generally are not subject to taxation in Guernsey.

CERTAIN CYPRUS TAX CONSIDERATIONS

     Our Cypriot subsidiary, Amdocs Development Ltd., operates a development center. Corporations resident in Cyprus currently are subject to a maximum 25% income tax rate. The Government of Cyprus has issued a permit to our Cypriot subsidiary pursuant to which the activities to be conducted by it will be deemed to be offshore activities for the purpose of Cyprus taxation. As a result, our Cypriot subsidiary is subject to an effective tax rate in Cyprus of 4.25%. In order for our subsidiary to remain entitled to this reduced rate of taxation pursuant to the permit, it must continue to satisfy certain requirements concerning its operations in Cyprus and it must undertake certain information reporting obligations to the Government of Cyprus.

CERTAIN IRISH TAX CONSIDERATIONS

     Our Irish subsidiary, Amdocs Software Systems Ltd., operates a development center. The corporation tax rate on its trading activities is 20% in 2001 and will decline to 16% in 2002, and finally to 12.5% in 2003. The subsidiary has entered into an agreement with the Irish Industrial Development Agency pursuant to which it qualifies for certain job creation grants and, consequently, certain activities conducted by it are deemed to be manufacturing activities for the purpose of Irish taxation. As a result, the subsidiary is subject to a corporation tax rate in Ireland of 10% with respect to its manufacturing activities. This tax rate on manufacturing activities will be available to our Irish subsidiary until December 31, 2002. As of January 1, 2003, our Irish subsidiary will be subject to a single corporation tax rate of 12.5% on all of its trading and manufacturing activities.

CERTAIN ISRAELI TAX CONSIDERATIONS

     Our Israeli subsidiary, Amdocs (Israel) Limited, operates our largest development center. Discussed below are certain Israeli tax considerations relating to our Israeli subsidiary:

     GENERAL CORPORATE TAXATION IN ISRAEL

     Effective January 1, 1996, and thereafter, in general, Israeli companies are subject to "Company Tax" at the rate of 36% of taxable income. However, the effective tax rate payable by an Israeli company that derives income from an Approved Enterprise (as further discussed below) may be considerably less.

     LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959

     GENERAL. Certain production and development facilities of our Israeli subsidiary have been granted "Approved Enterprise" status pursuant to the Law for the Encouragement of Capital Investments, 1959, or the Investment Law, which provides certain tax and financial benefits to investment programs that have been granted such status.

     The Investment Law provides that capital investments in production facilities (or other eligible assets) may, upon application to the Israeli Investment Center, be designated as an Approved Enterprise. Each instrument of approval for an Approved Enterprise relates to a specific investment program delineated both by the financial scope of the investment, including source of funds, and by the physical characteristics of the facility or other assets. The tax benefits available under any instrument of approval relate only to taxable profits attributable to the specific investment program and are contingent upon compliance with the conditions set out in the instrument of approval.

     TAX BENEFITS. Taxable income derived from an Approved Enterprise is subject to a reduced corporate tax rate of 25% until the earlier of

     - seven consecutive years (or ten in the case of an FIC (as defined below)) commencing in the year in which the Approved Enterprise first generates taxable income,

     - twelve years from the year of commencement of production or

     - fourteen years from the year of the approval of the Approved Enterprise status.

     Such income is eligible for further reductions in tax rates if the company qualifies as a Foreign Investors' Company, or FIC, depending on the percentage of the foreign ownership. Subject to certain conditions, an FIC is a company more than 25% of whose share capital (in terms of shares, rights of profits, voting and appointment of directors) and more than 25% of whose combined share and loan capital is owned by non-Israeli residents. The tax rate is 20% if the foreign investment is 49% or more but less than 74%; 15% if the foreign investment is 74% or more but less than 90%; and 10% if the foreign investment is 90% or more. The determination of foreign ownership is made on the basis of the lowest level of foreign ownership during the tax year. A company that owns an Approved Enterprise, approved after April 1, 1986 may elect to forego the entitlement to grants and apply for an alternative package of tax benefits. In addition, a company (like our Israeli subsidiary) with an enterprise outside the National Priority Regions (which is not entitled to grants) may also apply for the alternative benefits. Under the alternative benefits, undistributed income from the Approved Enterprise operations is fully tax exempt (a tax holiday) for a defined period. The tax holiday ranges between two to ten years from the first year of taxable income subject to the limitations as described above, depending principally upon the geographic location within Israel. On expiration of the tax holiday, the Approved Enterprise is eligible for a beneficial tax rate (25% or lower in the case of an FIC, as described above) for the remainder of the otherwise applicable period of benefits.

     Our Israeli subsidiary has elected the alternative benefits with respect to its current Approved Enterprise and its enlargements, pursuant to which the Israeli subsidiary enjoys, in relation to its

Approved Enterprise operations, certain tax holidays for a period of two years (and in some cases for a period of four years) and reduced tax rates for an additional period of up to eight years. In case our Israeli subsidiary pays a dividend, at any time, out of income earned during the tax holiday period in respect of its Approved Enterprise, it will be subject, assuming that the current level of foreign investment in Amdocs is not reduced, to corporate tax at the otherwise applicable rate of 10% of the income from which such dividend has been paid and up to 25% if such foreign investments are reduced (as detailed above). This tax is in addition to the withholding tax on dividends as described below. Under a new instrument of approval issued in December 1997 and relating to the current investment program of our Israeli subsidiary and to the income derived therefrom, our Israeli subsidiary is entitled to a reduced tax rate period of thirteen years (instead of the eight year period referred to above). The tax benefits, available with respect to an Approved Enterprise only to taxable income attributable to that specific enterprise, are given according to an allocation formula provided for in the Investment Law or in the instrument of approval, and are contingent upon the fulfillment of the conditions stipulated by the Investment Law, the regulations published thereunder and the instruments of approval for the specific investments in the Approved Enterprises. In the event our Israeli subsidiary fails to comply with these conditions, the tax and other benefits could be canceled, in whole or in part, and the subsidiary might be required to refund the amount of the canceled benefits, with the addition of CPI linkage differences and interest. We believe that the Approved Enterprise of our Israeli subsidiary substantially complies with all such conditions currently, but there can be no assurance that it will continue to do so.

     From time to time, the Government of Israel has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could have a material adverse effect on future investments by us in Israel (although such termination or reduction would not affect our Israeli subsidiary's existing Approved Enterprise or the related benefits).

DIVIDENDS

     Dividends paid out of income derived by an Approved Enterprise during the benefit periods (or out of dividends received from a company whose income is derived by an Approved Enterprise) are subject to withholding tax at a reduced rate of 15% (deductible at source). In the case of companies that do not qualify as a FIC, the reduced rate of 15% is limited to dividends paid at any time up to twelve years thereafter.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and ordinary shares into which notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this summary applies only to U.S. Holders (as defined below) that are beneficial owners of notes and that will hold notes and, upon conversion, ordinary shares as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). For purposes of this summary, "U.S. Holders" include (i) individual citizens or residents of the U.S., (ii) corporations, partnerships or other entities created or organized in or under the laws of the U.S. or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations otherwise provide), (iii) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (iv) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special U.S. federal income tax considerations, some of which are discussed below. This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, foreign persons or entities (except to the extent specifically set forth below), dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes or ordinary shares under the constructive sale provisions of the Code. This summary discusses the tax considerations applicable to an initial purchaser of the notes who purchases the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This summary does not consider the effect of the federal estate or gift tax laws or the tax laws of any applicable foreign, state, local or other jurisdiction.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. HOLDERS

     TAXATION OF INTEREST

     Interest paid on the notes will be included in the income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by a holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. Our failure to file or cause to be declared effective a shelf registration statement as described under "Description of the Notes -- Registration Rights" may result in the payment of predetermined liquidated damages in the manner described therein. In addition, a holder may require us to redeem any and all of his notes in the event of a fundamental change. We believe that the likelihood of a liquidated damages payment with respect to the notes is remote and do not intend to treat such possibility as affecting the yield to maturity of any note. Similarly, we intend to take the position that a "fundamental change" is remote under the Treasury Regulations, and likewise do not intend to treat the possibility of a "fundamental change" as affecting the yield to maturity of any note. In the event either contingency occurs, it would affect the amount and timing of the income that must be recognized by a U.S. Holder of notes. There can be no assurance that the IRS will agree with such positions.

     SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange (other than a conversion) or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income which amount may be received without generating further income) and (ii) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. The deductibility of capital losses is subject to limitations.

     CONVERSION OF THE NOTES

     A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into ordinary shares except with respect to cash received in lieu of a fractional ordinary share. A U.S. Holder's tax basis in the ordinary shares received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the ordinary shares received on conversion will generally include the holding period of the note converted.

     Cash received in lieu of a fractional ordinary share upon conversion will be treated as a payment in exchange for the fractional ordinary share. Accordingly, the receipt of cash in lieu of a fractional ordinary share generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

     SALE OR EXCHANGE OF ORDINARY SHARES

     Upon the sale or exchange of ordinary shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder's adjusted tax basis in the ordinary shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the ordinary shares is more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. A U.S. Holder's basis and holding period in ordinary shares received upon conversion of a note are determined as discussed above under "Conversion of the Notes". The deductibility of capital losses is subject to limitations.

     DIVIDENDS

     Distributions, if any, made on the ordinary shares after a conversion generally will be included in the income of a U.S. Holder as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's basis in the ordinary shares and thereafter as capital gain.

     Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of certain taxable dividends to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holders of the notes may be deemed to have received constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

     Payments on the notes or the ordinary shares to a Non-U.S. Holder, or gain realized on the sale, exchange or redemption of the notes or the ordinary shares by a Non-U.S. Holder, will not be subject to U.S. federal income or withholding tax, as the case may be, unless such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States, or, in the case of gain, such Non-U.S. Holder is a nonresident alien individual who holds the notes or ordinary shares, as the case may be, as a capital asset and who is present in the United States more than 182 days in the taxable year of the sale and certain other conditions are met.

     U.S. trade or business income of a Non-U.S. Holder will generally be subject to regular United States federal income tax in the same manner as if it were realized by a U.S. Holder. Non-U.S. Holders that realize U.S. trade or business income with respect to the notes or ordinary shares should consult their tax advisors as to the treatment of such income or gain.

BACKUP WITHHOLDING AND INFORMATION REPORTING

U.S. Holders

     Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or ordinary shares may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the recipient of such payments fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

     A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax and information reporting requirements.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR ORDINARY SHARES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR ORDINARY SHARES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                      CERTAIN GUERNSEY TAX CONSIDERATIONS

     Under the laws of Guernsey, as currently in effect, a holder of the notes (and, upon conversion, a holder of ordinary shares) who is not a resident of Guernsey and who does not carry on business in Guernsey through a permanent establishment situated there, would be exempt from Guernsey income tax on interest and dividends paid with respect to such notes and such ordinary shares, respectively, and would not be liable for Guernsey income tax on gains realized upon the sale or disposition of such notes and such ordinary shares. In addition, Guernsey would not impose a withholding tax on interest and dividends paid by us to the holders of such notes and such ordinary shares.

     There are no capital gains, gift or inheritance taxes levied by Guernsey, and the notes and ordinary shares generally would not be subject to any transfer taxes, stamp duties or similar charges on issuance or transfer.

PROPOSED EUROPEAN UNION TAX DIRECTIVE

     The European Union is currently considering proposals for a new directive regarding the taxation of savings income. See "Description of the Notes -- Withholding Taxes". Subject to a number of important conditions being met, it is proposed that states that are members of the European Union ("Member States") be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by an issuer within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding tax system for a transitional period in relation to such payments. This directive contemplates that states that are not members of the European Union, such as Guernsey, will implement comparable information reporting or withholding tax arrangements. If Guernsey were to implement any such withholding tax arrangement, we would not make any additional payments to holders to compensate them for the amounts so withheld.

                                SELLING HOLDERS

     The notes were originally issued by us and sold by Goldman, Sachs & Co., as the initial purchaser, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all the notes and ordinary shares issuable upon conversion of the notes.

     The selling holders have represented to us that they purchased the notes and the ordinary shares issuable upon conversion of the notes for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions therefrom. We agreed with the initial purchaser to file this registration statement to register the resale of the notes and the sale of the ordinary shares issuable upon conversion of the notes. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the notes and the ordinary shares issuable upon conversion of the notes no longer qualify as "registrable securities" under our registration rights agreement.

     The following table sets forth, as of August 14, 2001, information regarding the beneficial ownership of the notes and ordinary shares issuable upon conversion of the notes by the selling holders. The information is based on information provided by or on behalf of the selling holders.

     The selling holders may offer all, some or none of the notes or ordinary shares issuable upon conversion of the notes. Thus, we cannot estimate the amount of the notes or the ordinary shares issuable upon conversion of the notes that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. Except as indicated below, none of the selling holders has had any material relationship with us or our affiliates within the past three years. This table assumes that other holders of notes or any future transferees from any such holder do not beneficially own any ordinary shares other than ordinary shares issuable upon conversion of the notes.

                                         PRINCIPAL       ORDINARY                  ORDINARY SHARES
                                         AMOUNT OF        SHARES                     BENEFICIALLY
                                           NOTES       BENEFICIALLY                  OWNED AFTER
                                        BENEFICIALLY      OWNED        ORDINARY        OFFERING
                                         OWNED AND        BEFORE        SHARES     ----------------
           NAME AND ADDRESS               OFFERED        OFFERING     OFFERED(1)   AMOUNT   PERCENT
           ----------------             ------------   ------------   ----------   ------   -------
AIG/National Union Fire Insurance       $    550,000        5,972         5,972      0         *
  c/o Froley Revy Investment Company,
  Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024
Arkansas PERS                              1,200,000       13,030        13,030      0         *
  c/o Froley Revy Investment Company,
  Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024
Bank Austria Cayman Islands, LTD           8,000,000       86,869        86,869      0         *
  666 Third Avenue
  26th Floor
  New York, NY 10019

                                         PRINCIPAL       ORDINARY                  ORDINARY SHARES
                                         AMOUNT OF        SHARES                     BENEFICIALLY
                                           NOTES       BENEFICIALLY                  OWNED AFTER
                                        BENEFICIALLY      OWNED        ORDINARY        OFFERING
                                         OWNED AND        BEFORE        SHARES     ----------------
           NAME AND ADDRESS               OFFERED        OFFERING     OFFERED(1)   AMOUNT   PERCENT
           ----------------             ------------   ------------   ----------   ------   -------
Bay County PERS                         $    150,000        1,628         1,628      0         *
  c/o Froley Revy Investment Company,
  Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024
Bear Stearns & Co. Inc.                    6,000,000       65,152        65,152      0         *
  245 Park Avenue
  13th Floor -- Global Fund
    Management
  New York, NY 10167
Boilermakers Blacksmith Pension Trust      1,550,000       16,830        16,830      0         *
  c/o Froley Revy Investment Company,
  Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024
CALAMOS Market Neutral Fund --             4,500,000       48,864        48,864      0         *
  CALAMOS Investment Trust
  c/o CALAMOS Asset
    Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60353-1493
Circlet (IMA) Limited                        500,000        5,429         5,429      0         *
  c/o Camden Asset Management, LP
  2049 Century Park East, Suite 330
  Los Angeles, CA 90067
Commerzbank AG                            21,000,000      228,032       228,032      0         *
  2nd Floor, Sherbourne House,
    119-121 Cannon St.
  London EC4N 5AT
Consulting Group Capital Markets Funds       580,000        6,298         6,298      0         *
  c/o CALAMOS Asset
    Management, Inc.
  1111 East Warrenville Road
  Naperville, IL 60353-1493
Deutsche Banc Alex Brown Inc.             50,250,000      545,649       545,649      0         *
  1251 Avenue of the Americas
  New York, NY 10020
First Union National Bank                 11,600,000      125,960       125,960      0         *
  3739 Research Drive
  Charlotte, NC 28262-0675
Goldman Sachs and Company                 22,500,000      244,320       244,320      0         *
  180 Maiden Lane
  8th Floor
  New York, NY 10038

                                         PRINCIPAL       ORDINARY                  ORDINARY SHARES
                                         AMOUNT OF        SHARES                     BENEFICIALLY
                                           NOTES       BENEFICIALLY                  OWNED AFTER
                                        BENEFICIALLY      OWNED        ORDINARY        OFFERING
                                         OWNED AND        BEFORE        SHARES     ----------------
           NAME AND ADDRESS               OFFERED        OFFERING     OFFERED(1)   AMOUNT   PERCENT
           ----------------             ------------   ------------   ----------   ------   -------
Jersey (IMA) LTD.                       $  1,000,000       10,858        10,858      0         *
  c/o LibertyView Capital
  101 Hudson Street
  Suite 3700
  Jersey City, NJ 07302
KD Offshore Fund CV                          500,000        5,429         5,429      0         *
  c/o Kellner DiLeo & Co.
  900 Third Avenue
  Suite 1000
  New York, NY 10022
Kellner, DiLeo & Co.                         500,000        5,429         5,429      0         *
  900 Third Avenue
  Suite 1000
  New York, NY 10022
LDG Limited                                  500,000        5,429         5,429      0         *
  48 Par-La-Ville Road
  Suite 780
  Hamilton, HM 11
  Bermuda
LibertyView Fund LLC                         500,000        5,429         5,429      0         *
  c/o LibertyView Capital
  101 Hudson Street
  Suite 3700
  Jersey City, NJ 07302
LibertyView Funds L.P.                     2,000,000       21,717        21,717      0         *
  c/o LibertyView Capital
  101 Hudson Street
  Suite 3700
  Jersey City, NJ 07302
LibertyView Global Volatility Fund         1,500,000       16,288        16,288      0         *
  L.P.
  c/o LibertyView Capital
  101 Hudson Street
  Suite 3700
  Jersey City, NJ 07302
MFS Total Return Fund                      5,000,000       54,293        54,293      0         *
  c/o Froley Revy Investment Company,
  Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024
Ondeo Nalco                                  150,000        1,628         1,628      0         *
  c/o Froley Revy Investment Company,
  Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024

                                         PRINCIPAL       ORDINARY                  ORDINARY SHARES
                                         AMOUNT OF        SHARES                     BENEFICIALLY
                                           NOTES       BENEFICIALLY                  OWNED AFTER
                                        BENEFICIALLY      OWNED        ORDINARY        OFFERING
                                         OWNED AND        BEFORE        SHARES     ----------------
           NAME AND ADDRESS               OFFERED        OFFERING     OFFERED(1)   AMOUNT   PERCENT
           ----------------             ------------   ------------   ----------   ------   -------
RCG Latitude Master Fund                $  2,000,000       21,717        21,717      0         *
  666 Third Avenue
  26th Floor
  New York, NY 10019
SG Cowen Securities Corp.                 10,500,000      114,016       114,016      0         *
  Financial Square
  New York, NY 10005
St. Albans Partner Ltd.                    2,500,000       27,146        27,146      0         *
  c/o Camden Asset Management, LP
  2049 Century Park East, Suite 330
  Los Angeles, CA 90067
Starvest Combined Portfolio                  600,000        6,515         6,515      0         *
  c/o Froley Revy Investment Company,
  Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024
Starvest Managed Portfolio                    70,000          760           760      0         *
  c/o Froley Revy Investment Company,
  Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024
State of Oregon -- Equity                  5,500,000       59,722        59,722      0         *
  c/o Froley Revy Investment Company,
  Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024
TD Securities (USA) Inc.                  38,500,000      418,059       418,059      0         *
  31 West 52nd Street
  21st Floor
  New York, NY 10009
TQA Master Fund, LTD.                      3,000,000       32,576        32,576      0         *
  405 Lexington Avenue
  45th Floor
  New York, NY 10174
TQA Master Plus Fund, LTD.                 7,500,000       81,440        81,440      0         *
  405 Lexington Avenue
  45th Floor
  New York, NY 10174

                                         PRINCIPAL       ORDINARY                  ORDINARY SHARES
                                         AMOUNT OF        SHARES                     BENEFICIALLY
                                           NOTES       BENEFICIALLY                  OWNED AFTER
                                        BENEFICIALLY      OWNED        ORDINARY        OFFERING
                                         OWNED AND        BEFORE        SHARES     ----------------
           NAME AND ADDRESS               OFFERED        OFFERING     OFFERED(1)   AMOUNT   PERCENT
           ----------------             ------------   ------------   ----------   ------   -------
Zurich Institutional Benchmark Master   $    500,000        5,429         5,429      0         *
  Fund
  One Chase Plaza
  44th Floor
  New York, NY 10005
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any holder (2)(3)         289,300,000    3,141,437     3,141,437      0         *
                                        ------------    ---------     ---------      --
TOTAL                                   $500,000,000    5,429,350     5,429,350      0         *
                                        ============    =========     =========      ==

---------------
  * Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion rate of 10.8587 ordinary shares per each $1,000 principal amount of the notes and resale of all ordinary shares offered hereby.

(2) Information about other selling holders will be set forth in prospectus supplements, if required.

(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any other holders of notes, do not beneficially own any ordinary shares other than the ordinary shares issuable upon conversion of the notes at the initial conversion rate.

     Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if necessary. In addition, the per share conversion price, and therefore the number of ordinary shares issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of ordinary shares issuable upon conversion of the notes may increase or decrease.

                              PLAN OF DISTRIBUTION

     The selling holders and any of their pledgees, assignees, donees, other transferees and successors-in-interest may, from time to time, sell any or all of their notes or ordinary shares issuable upon conversion of the notes at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions on any national securities exchange or quotation service on which the notes or the ordinary shares issuable upon conversion of the notes may be listed or quoted at the time of the sale. The selling holders may use any one or more of the following methods when selling the notes or the ordinary shares issuable upon conversion of the notes.:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the notes or the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately negotiated transactions;

     - short sales;

     - broker-dealers may agree with the selling holders to sell a specified number of ordinary shares at a stipulated price per share;

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The selling holders may also sell notes or ordinary shares issuable upon conversion of the notes under Rule 144A of the Securities Act, if available, rather than under the prospectus.

     The selling holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling holders may pledge their notes or ordinary shares to their brokers under the margin provisions of customer agreements. If a selling holder defaults on a margin loan, the broker, may, from time to time, offer and sell the pledged notes or ordinary shares.

     Our ordinary shares are listed for trading on the New York Stock Exchange. While the notes are eligible for trading in the PORTAL market, we do not expect the notes to remain eligible for trading on that market. We do not intend to list the notes for trading on any national securities exchange or on the NASDAQ National Market. We cannot assure you that a trading market for the notes will develop. If a trading market for the notes fails to develop, the trading price of the notes may decline.

     Broker-dealers engaged by the selling holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling holders (or, if any broker-dealer acts as agent for the purchaser of notes or ordinary shares, from the purchaser) in amounts to be negotiated.

     The selling holders and any broker-dealers or agents that are involved in selling the notes or the ordinary shares issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with the sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the notes or ordinary shares issuable upon conversion of the notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the notes and the ordinary shares issuable upon conversion of the notes, except that all selling commissions and fees and other expenses incurred by the selling holders will be borne by such holders.

                                 LEGAL MATTERS

     The validity of the notes and the ordinary shares issuable upon conversion of the notes were passed upon for us by Carey Langlois, Island of Guernsey. Certain legal matters in connection with the offering have passed upon for us by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the Consolidated Financial Statements and Schedule of Amdocs as set forth in their report included in our Annual Report on Form 20-F/A for the year ended September 30, 2000, which is incorporated by reference in this prospectus. The Consolidated Financial Statements and Schedule of Amdocs Limited are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the Financial Statements and Schedules of ITDS as set forth in their report included in our Registration Statement on Form F-3/A (No. 333-86609) dated October 4, 1999 and incorporated herein by reference in this prospectus from our Report of Foreign Private Issuer on Form 6-K dated December 13, 1999. The Financial Statements and Schedule of ITDS are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the Consolidated Financial Statements of Solect as set forth in their report included in our Report of Foreign Private Issuer on Form 6-K/A dated June 8, 2000, which is incorporated by reference in this prospectus. The Consolidated Financial Statements of Solect are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. These reports and other information may be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W, Judiciary Plaza, Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports and information statements and other information filed electronically with the SEC are available at the SEC's website at http://www.sec.gov.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated under the laws of the Island of Guernsey. Several of our directors and officers are not residents of the United States, and a significant portion of our assets and the assets of those persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them in U.S. courts judgments predicated upon the civil liability provisions of the laws of the United States, including the federal securities laws.

     We have been advised by Carey Langlois, our Guernsey counsel, that there is doubt as to the enforceability against our directors and officers in Guernsey, whether in original actions in a Guernsey court or in actions in a Guernsey court for the enforcement of judgments of a U.S. court, of civil liabilities predicated solely upon the laws of the United States, including the federal securities laws. However, subject to certain time limitations, Guernsey courts may base original actions in Guernsey on foreign final executory judgments, including those of the United States, for liquidated amounts in civil matters, obtained after completion of due process before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Guernsey) which recognizes and enforces similar Guernsey judgments, provided that:

     - adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

     - such judgments or the enforcement thereof are not contrary to the law, public policy, security or sovereignty of Guernsey;

     - such judgments were not obtained by fraudulent means and do not conflict with any other valid judgment in the same matter between the same parties; and

an action between the same parties in the same matter is not pending in any Guernsey court at the time the lawsuit is instituted in the foreign court.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Guernsey law permits a company's articles of association to provide for the indemnification of officers and directors except to the extent that such a provision may be held by the courts of Guernsey to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime) and except to the extent that Guernsey law prohibits the indemnification of any director against any specific provisions of Guernsey Company law under which personal liability may be imposed or incurred.

     Under our Articles of Association, we are obligated to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or agent of Amdocs, provided that we have no such obligation to indemnify any such persons for any claims they incur or sustain by or through their own willful act or default.

     We have entered into an indemnity agreement with our directors and some of our officers, under which we have agreed to pay the indemnified party the amount of Loss (as defined therein) suffered by that party due to claims made against that party for a Wrongful Act (as defined therein).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                             DESCRIPTION
  -------                           -----------
     2.1    Agreement and Plan of Merger dated as of September 3, 1999 among Amdocs Limited, Ivan Acquisition Corp. and
            International Telecommunication Data Systems, Inc. (Exhibit
            2.1 to Amdocs' Current Report on Form 6-K dated September
            10, 1999)
     2.2    Combination Agreement dated as of February 28, 2000 among
            Amdocs Limited, Solect Technology Group Inc., Amdocs
            (Denmark) ApS. and Amdocs Holdings ULC (Exhibit 2.1 to
            Amdocs' Current Report on Form 6-K dated March 3, 2000)
     2.3    Principal Securityholders Voting Agreement dated as of
            February 28, 2000 among Amdocs Limited, Solect Technology
            Group Inc., Amdocs (Denmark) ApS. and Amdocs Holdings ULC
            (Exhibit 2.2 to Amdocs' Current Report on Form 6-K dated
            March 3, 2000)
     4.1    Specimen certificate for the ordinary shares of the
            Registrant (Exhibit 4.1 to Amdocs' Registration Statement on
            Form F-1 dated June 19, 1998; Registration Number 333-8826)
     4.2    Stock Option and Incentive Plan, as amended, of Amdocs
            (Exhibit 4.2 to Amdocs' Registration Statement on Form F-1
            dated June 19, 1998; Registration No. 333-8826)
     4.3    Note Purchase Agreement, dated as of September 22, 1997,
            among European Software Marketing Ltd., WCAS Capital
            Partners III, L.P., as Agent, and the several Purchasers
            named in Schedule 1 thereto (Exhibit 4.3 to Amdocs'
            Registration Statement on Form F-1 dated June 19, 1998;
            Registration No. 333-8826)
     4.4    Amended and Restated Credit Agreement, dated as of June 29,
            1998, among European Software Marketing Limited, the other subsidiaries of Amdocs named therein, the Initial Lenders,
            Initial Issuing Bank and Swing Line Bank named therein, and
            NationsBank, N.A., as Administrative Agent and the Bank of
            Nova Scotia, as Syndication Agent (Exhibit 4.4 to Amdocs'
            Registration Statement on Form F-1 dated June 7, 1999;
            Registration No. 333-75151)

  EXHIBIT
    NO.                             DESCRIPTION
  -------                           -----------
     4.5    Amendment No. 1, dated December 16, 1999, to the Amended and
            Restated Credit Agreement among European Software Marketing
            Ltd., the other subsidiaries of Amdocs named therein, the
            Lenders, Initial Issuing Bank and Swing Line Bank named
            therein, and Bank of America, N.A., as Administrative Agent and the Bank of Nova Scotia, as Syndication Agent. (Exhibit
            4.5 to Amdocs' Registration Statement on Form F-3, dated
            June 14, 2000, Registration No. 333-39278)
     4.6    Letter Amendment and Waiver No. 2, dated February 29, 2000, to the Amended and Restated Credit Agreement among European
            Software Marketing Ltd., the other subsidiaries of Amdocs
            named therein, the Lenders, Initial Issuing Bank and Swing
            Line Bank named therein, and Bank of America, N.A., as
            Administrative Agent and the Bank of Nova Scotia, as
            Syndication Agent. (Exhibit 4.6 to Amdocs' Registration
            Statement on Form F-3, dated June 14, 2000, Registration No.
            333-39278)
     4.7    Share Subscription Agreement, dated as of September 22,
            1997, among the several Investors named therein and Amdocs
            (Exhibit 4.5 to Amdocs' Registration Statement on Form F-1
            dated June 19, 1998; Registration No. 333-8826)
     4.8    Conditional Investment Agreement, dated as of September 22,
            1997, among the several investors named therein and Amdocs
            (Exhibit 4.6 to Amdocs' Registration Statement on Form F-1
            dated June 19, 1998; Registration No. 333-8826)
     4.9    Letter Agreement, dated September 22, 1997, as amended as of
            May 20, 1998, between Amdocs and Welsh, Carson, Anderson and
            Stowe, on behalf of the Investors named therein (Exhibit 4.7 to Amdocs' Registration Statement on Form F-1 dated June 19,
            1998; Registration No. 333-8826)
    4.10    Letter of Understanding, dated September 22, 1997, between
            Amdocs and Welsh, Carson, Anderson and Stowe, on behalf of the Investors named therein (Exhibit 4.8 to Amdocs'
            Registration Statement on Form F-1 dated June 19, 1998;
            Registration No. 333-8826)
    4.11    Shareholders Agreement, Summary of Terms, dated September
            22, 1997 (Exhibit 4.9 to Amdocs' Registration Statement on
            Form F-1 dated June 19, 1998; Registration No. 333-8826)
    4.12    Certain proxies executed by investment partnerships
            affiliated with Welsh, Carson, Anderson and Stowe and
            certain other entities in favor of Conbond Holding Company
            Ltd. (Exhibit 4.10 to Amdocs' Registration Statement on Form
            F-1 dated June 19, 1998; Registration No. 333-8826)
    4.13    Indenture dated May 30, 2001 between Amdocs and United
            States Trust Company of New York (Exhibit 4.1 to Amdocs'
            Form 6-K dated May 31, 2001)
    4.14    Registration Rights Agreement dated May 30, 2001 between
            Amdocs and Goldman, Sachs & Co. (Exhibit 4.2 to Amdocs' Form
            6-K dated May 31, 2001)
    *5.1    Opinion of Carey Langlois
    *5.2    Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol
   *12.1    Statement re: Computation of Ratio of Earnings to Fixed
            Charges
   *23.1    Consent of Ernst & Young LLP, independent auditors
   *23.2    Consent of Ernst & Young LLP, independent auditors
   *23.3    Consent of Ernst & Young LLP, independent auditors
   *23.4    Consent of Carey Langlois (included in Exhibit 5.1)
   *23.5    Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol
            (included in Exhibit 5.2)

  EXHIBIT
    NO.                             DESCRIPTION
  -------                           -----------
   *24.1    Powers of Attorney (contained on the signature pages hereof)
   *25.1    Form T-1 Statement of Eligibility of Trustee for Indenture
            under the Trust Indenture Act of 1939

---------------

* Filed herewith.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-K, or to incorporate such financial statements in the registration statement by reference to a report filed or made pursuant to the Securities Exchange Act of 1934.

     (5) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 15th day of August, 2001.

                                          AMDOCS LIMITED

                                          By: /s/  BRUCE K. ANDERSON
                                            ------------------------------------
                                                     Bruce K. Anderson
                                                  Chief Executive Officer
                                                 and Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Bruce K. Anderson and Robert A. Minicucci, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes for said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
               /s/ BRUCE K. ANDERSON                 Chairman of the Board and Chief   August 15, 2001
---------------------------------------------------    Executive Officer (Principal
                 Bruce K. Anderson                     Executive Officer)

              /s/ ROBERT A. MINICUCCI                Director and Chief Financial      August 15, 2001
---------------------------------------------------    Officer (Principal Financial
                Robert A. Minicucci                    and Accounting Officer)

                 /s/ AVINOAM NAOR                    Director of Amdocs Limited and    August 15, 2001
---------------------------------------------------    Chief Executive Officer of
                   Avinoam Naor                        Amdocs Management Limited

                /s/ ADRIAN GARDNER                   Director                          August 15, 2001
---------------------------------------------------
                  Adrian Gardner

                /s/ JAMES S. KAHAN                   Director                          August 15, 2001
---------------------------------------------------
                  James S. Kahan

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

               /s/ JOHN T. MCLENNAN                  Director                          August 15, 2001
---------------------------------------------------
                 John T. McLennan

                                                     Director
---------------------------------------------------
                 Lawrence Perlman

                                                     Director
---------------------------------------------------
                 Michael J. Price

                  /s/ MODI ROSEN                     Director                          August 15, 2001
---------------------------------------------------
                    Modi Rosen

                                                     Director
---------------------------------------------------
                   Ron Zuckerman

               /s/ THOMAS G. O'BRIEN                 Amdocs Limited's Authorized       August 15, 2001
---------------------------------------------------    Representative in the United
                 Thomas G. O'Brien                     States

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                             DESCRIPTION
  -------                           -----------
     2.1    Agreement and Plan of Merger dated as of September 3, 1999 among Amdocs Limited, Ivan Acquisition Corp. and
            International Telecommunication Data Systems, Inc. (Exhibit
            2.1 to Amdocs' Current Report on Form 6-K dated September
            10, 1999)
     2.2    Combination Agreement dated as of February 28, 2000 among
            Amdocs Limited, Solect Technology Group Inc., Amdocs
            (Denmark) ApS. and Amdocs Holdings ULC (Exhibit 2.1 to
            Amdocs' Current Report on Form 6-K dated March 3, 2000)
     2.3    Principal Securityholders Voting Agreement dated as of
            February 28, 2000 among Amdocs Limited, Solect Technology
            Group Inc., Amdocs (Denmark) ApS. and Amdocs Holdings ULC
            (Exhibit 2.2 to Amdocs' Current Report on Form 6-K dated
            March 3, 2000)
     4.1    Specimen certificate for the ordinary shares of the
            Registrant (Exhibit 4.1 to Amdocs' Registration Statement on
            Form F-1 dated June 19, 1998; Registration Number 333-8826)
     4.2    Stock Option and Incentive Plan, as amended, of Amdocs
            (Exhibit 4.2 to Amdocs' Registration Statement on Form F-1
            dated June 19, 1998; Registration No. 333-8826)
     4.3    Note Purchase Agreement, dated as of September 22, 1997,
            among European Software Marketing Ltd., WCAS Capital
            Partners III, L.P., as Agent, and the several Purchasers
            named in Schedule 1 thereto (Exhibit 4.3 to Amdocs'
            Registration Statement on Form F-1 dated June 19, 1998;
            Registration No. 333-8826)
     4.4    Amended and Restated Credit Agreement, dated as of June 29,
            1998, among European Software Marketing Limited, the other subsidiaries of Amdocs named therein, the Initial Lenders,
            Initial Issuing Bank and Swing Line Bank named therein, and
            NationsBank, N.A., as Administrative Agent and the Bank of
            Nova Scotia, as Syndication Agent (Exhibit 4.4 to Amdocs'
            Registration Statement on Form F-1 dated June 7, 1999;
            Registration No. 333-75151)
     4.5    Amendment No. 1, dated December 16, 1999, to the Credit
            Agreement among European Software Marketing Ltd., the other subsidiaries of Amdocs named therein, the Lenders, Initial
            Issuing Bank and Swing Line Bank named therein, and Bank of
            America, N.A., as Administrative Agent and the Bank of Nova
            Scotia, as Syndication Agent. (Exhibit 4.5 to Amdocs'
            Registration Statement on Form F-3, dated June 14, 2000;
            Registration No. 333-39278)
     4.6    Letter Amendment and Waiver No. 2, dated February 29, 2000, to the Credit Agreement among European Software Marketing
            Ltd., the other subsidiaries of Amdocs named therein, the
            Lenders, Initial Issuing Bank and Swing Line Bank named
            therein, and Bank of America, N.A., as Administrative Agent and the Bank of Nova Scotia, as Syndication Agent. (Exhibit
            4.6 to Amdocs' Registration Statement on Form F-3, dated
            June 14, 2000; Registration No. 333-39278)
     4.7    Share Subscription Agreement, dated as of September 22,
            1997, among the several Investors named therein and Amdocs
            (Exhibit 4.5 to Amdocs' Registration Statement on Form F-1
            dated June 19, 1998; Registration No. 333-8826)
     4.8    Conditional Investment Agreement, dated as of September 22,
            1997, among the several investors named therein and Amdocs
            (Exhibit 4.6 to Amdocs' Registration Statement on Form F-1
            dated June 19, 1998; Registration No. 333-8826)
     4.9    Letter Agreement, dated September 22, 1997, as amended as of
            May 20, 1998, between Amdocs and Welsh, Carson, Anderson and
            Stowe, on behalf of the Investors named therein (Exhibit 4.7 to Amdocs' Registration Statement on Form F-1 dated June 19,
            1998; Registration No. 333-8826)

  EXHIBIT
    NO.                             DESCRIPTION
  -------                           -----------
    4.10    Letter of Understanding, dated September 22, 1997, between
            Amdocs and Welsh, Carson, Anderson and Stowe, on behalf of the Investors named therein (Exhibit 4.8 to Amdocs'
            Registration Statement on Form F-1 dated June 19, 1998;
            Registration No. 333-8826)
    4.11    Shareholders Agreement, Summary of Terms, dated September
            22, 1997 (Exhibit 4.9 to Amdocs' Registration Statement on
            Form F-1 dated June 19, 1998; Registration No. 333-8826)
    4.12    Certain proxies executed by investment partnerships
            affiliated with Welsh, Carson, Anderson and Stowe and
            certain other entities in favor of Conbond Holding Company
            Ltd. (Exhibit 4.10 to Amdocs' Registration Statement on Form
            F-1 dated June 19, 1998; Registration No. 333-8826)
    4.13    Indenture dated May 30, 2001 between Amdocs and United
            States Trust Company of New York (Exhibit 4.1 to Amdocs'
            Form 6-K dated May 31, 2001)
    4.14    Registration Rights Agreement dated May 30, 2001 between
            Amdocs and Goldman, Sachs & Co. (Exhibit 4.2 to Amdocs' Form
            6-K dated May 31, 2001)
    *5.1    Opinion of Carey Langlois
    *5.2    Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol
   *12.1    Statement re: Computation of Ratio of Earnings to Fixed
            Charges
   *23.1    Consent of Ernst & Young LLP, independent auditors
   *23.2    Consent of Ernst & Young LLP, independent auditors
   *23.3    Consent of Ernst & Young LLP, independent auditors
   *23.4    Consent of Carey Langlois (included in Exhibit 5.1)
   *23.5    Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol
            (included in Exhibit 5.2)
   *24.1    Powers of Attorney (contained on the signature pages hereof)
   *25.1    Form T-1 Statement of Eligibility of Trustee for Indenture
            under the Trust Indenture Act of 1939

---------------

 * Filed herewith.